Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

inTEST Italy, Inc.,

inTest Corporation,

Mauro Arigossi

and

Elettra S.S.

Dated March 12, 2024

TABLE OF CONTENTS

ARTICLE I. THE TRANSACTION		1
1.1.	Purchase Transaction	1
1.2.	Purchase Price; Payment of Purchase Price	2
1.3.	Purchase Price Adjustment	2
1.4.	Purchase Price Adjustment; Tax Treatment	5
1.5.	Waiver of Pre-emption Right	6
ARTICLE II. CLOSING		6
2.1.	Closing Date	6
2.2.	Closing Transactions	6
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		8
3.1.	Organization	8
3.2.	Authority; Capacity	9
3.3.	No Conflict	9
3.4.	Capitalization; Title to	10
3.5.	Subsidiaries	11
3.6.	Financial Statements; Undisclosed Liabilities	11
3.7.	Absence of Certain Changes or Events	11
3.8.	Title; Condition and Sufficiency of Assets; Inventory	14
3.9.	Real Property	15
3.10.	Accounts Receivable; Accounts Payable	15
3.11.	Intellectual Property	16
3.12.	Material Contracts	18
3.13.	Legal Proceedings	21

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3.14.	Compliance with Laws; Permits	21
3.15.	Environmental Matters	24
3.16.	Employment Law Compliance	25
3.17.	Taxes	25
3.18.	Employee Relations	28
3.19.	Transactions with Related Parties	30
3.20.	Insurance	30
3.21.	Brokers	31
3.22.	Restrictions on Business Activities	31
3.23.	Pending Transactions	31
3.24.	Relationship with Significant Customers	31
3.25.	Relationship with Significant Suppliers	31
3.26.	Product Liability; Warranty	32
3.27.	Liability Pursuant to Legislative Decree 231	32
3.28.	Purchase for Investment	33
3.29.	Legend	33
3.30.	Registration Rights	33
3.31.	Sophisticated Investor	34
3.32.	Existing Ownership	34
3.33.	No General Solicitation	34
3.34.	Reliance on Exemptions	34
3.35.	Compliance with Applicable Law	34
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		34
4.1.	Organization	35

4.2.	Authority	35
4.3.	No Conflict	35
4.6.	Compliance with Laws.	36
4.7.	Litigation	37
4.8.	Buyer Parent Shares Consideration	37
4.9.	SEC Registration and NYSE Listing	37
4.10.	Brokers	37
ARTICLE V. COVENANTS AND OTHER AGREEMENTS		37
5.1.	Restrictive Covenants	37
5.2.	Release	39
5.3.	Stockholder Solicitation	40
5.4.	Further Assurances	40
5.5.	Substitution and Release of Guarantees	41
5.6.	Removal of Restrictive Legends	41
5.7.	Delivery of Audited Financial Statements.	41
ARTICLE VI. TAX MATTERS		41
6.1.	Straddle Period	41
6.2.	Cooperation on Tax Matters	41
6.3.	Transfer Taxes	42
6.4.	Responsibility for Filing Tax Returns	42
6.5.	Tax Refunds	42
6.6.	Tax Contests	42
ARTICLE VII. SURVIVAL AND INDEMNIFICATION		43

7.1.	Survival	43
7.2.	General Indemnification	44
7.3.	Manner of Payment	49
7.4.	Mitigation; Insurance	50
7.5.	Release of Indemnification Escrow Account	50
7.6.	Remedies Exclusive	50
7.7.	Tax Treatment	51
ARTICLE VIII. MISCELLANEOUS		51
8.1.	Interpretive Provisions	51
8.2.	Entire Agreement	52
8.3.	Successors and Assigns	53
8.4.	Headings	53
8.5.	Modification and Waiver	53
8.6.	Severability	53
8.7.	Expenses	53
8.8.	Notices	54
8.9.	Governing Law	55
8.10.	Exchange Rate	55
8.11.	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	55
8.12.	Public Announcements	56
8.13.	No Third Party Beneficiaries	56
8.14.	Counterparts	56
8.15.	Delivery by Email	56
8.16.	Specific Performance	57
ARTICLE IX. CERTAIN DEFINITIONS		57

TABLE OF CONTENTS

EXHIBITS

Exhibit A	- Estimated Closing Statement
Exhibit B	- Form of Managing Director Agreement
Exhibit C	- Form of Escrow Agreement
Exhibit D	- Form of Lock-Up Agreement
Exhibit E	- Book Accounts for Components of Net Financial Position and Working Capital
Exhibit F	- Form of New Lease Agreement
Exhibit G	- Parking Lot Side Letter
Exhibit H Exhibit I	- Irrevocable Transfer Agent Instructions - Illustrative Example of Company Unrecorded Debt Cap

DISCLOSURE SCHEDULES

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 12, 2024, by and among inTEST Italy, Inc., a Delaware corporation (“Buyer”), inTest Corporation, a Delaware corporation (“Buyer Parent”), Mauro Arigossi (“Arigossi”), and Elettra S.S., a company incorporated under the Laws of Italy (“Elettra”, and together with Arigossi, each a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, Alfamation S.p.A., an Italian joint-stock company (the “Company”) is a stock company (società per azioni), duly organized and validly existing under the Laws of Italy, company registration number and tax code (codice fiscale) 02111480964, with registered office in Lissone (MB), at via Cadore No. 21, having a corporate capital of Two Hundred Thousand Euros (€200,000), fully paid-in.

WHEREAS, the Sellers are the sole legal and beneficial owners of all of the outstanding capital shares of the Company, as follows: Arigossi owns 153.488 shares equal to 76.74% of the capital stock of the Company; Elettra owns 46.512 shares equal to 23.26% of the capital stock of the Company, and, together, the Sellers own 100% of the issued and outstanding shares of capital stock of the Company (collectively, the “Company Shares”);

WHEREAS, the Company holds a participation equal to 100% of the paid in share capital of Suzhou Alfa Testing Equipment Co.Ltd., a wholly foreign owned enterprise company incorporated under the laws of China, having its registered office in F1.1, Building A, Distr.7 ZhongkeNami Science Park, No.128 Fangzhou Road S.I.P., Suzhou, China, and a total amount of registered capital of Seven Hundred Thirty Thousand Chinese Yuan (RMB¥730,000) (“ATES”);

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Company Shares (such aggregate amount of Company Shares, the “Purchased Shares”), in exchange for the consideration set forth herein, on the terms and subject to the conditions contained in this Agreement (the “Purchase Transaction”); and

WHEREAS, the Sellers have determined that it is in the best interest of the Company and the Sellers to enter into the Purchase Transaction.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto (each a “Party” and collectively, the “Parties”), intending to be legally bound hereby, hereby agree as follows:

ARTICLE I.
THE TRANSACTION

1.1.    Purchase Transaction. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from the Sellers, and the Sellers shall sell to Buyer all of the Purchased Shares, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, in exchange for Buyer’s payment at the Closing of the Purchase Price, as such Purchase Price is adjusted pursuant to Section 1.4. Upon the Closing, Buyer will acquire full ownership (“piena proprietà”) and title (“legittimazione”) to the Purchased Shares effective as of the Closing Date.

1.2.    Purchase Price; Payment of Purchase Price. At the Closing, Buyer shall deliver or cause to be delivered the following in consideration for the Purchased Shares (collectively, the “Purchase Price”) (which shall be subject to adjustment pursuant to Section 1.4):

(a)    to the Sellers, the Closing Amount, in immediately available funds in the amounts and to the accounts designated by the Company in the Estimated Closing Statement;

(b)    to the Sellers, evidence of the issuance, by book entry, of the Buyer Parent Shares to Arigossi;

(c)    to the applicable vendors or other payees as set forth on Schedule 1.2(c), an amount equal to any Company Transaction Expenses, to the extent such Company Transaction Expenses have not been paid in full prior to the Closing, by wire transfer of immediately available funds; and

(d)    to an account designated by the Escrow Agent (the “Indemnification Escrow Account”), an amount equal to the Indemnification Escrow Amount, by wire transfer of immediately available funds.

1.3.     Purchase Price Adjustment.

(a)    Estimated Closing Statement. Attached hereto as Exhibit A is a written statement in form and substance reasonably satisfactory to Buyer (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of, and the components and calculation of each of (i) Closing Working Capital (the “Estimated Working Capital”), (ii) Closing Net Financial Position (the “Estimated Net Financial Position”), (iii) Closing Financial Baseline (the “Estimated Financial Baseline”), (iv) Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (v) the Closing Amount (as determined based on the foregoing).

(b)    Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Arigossi a statement (the “Company Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of each of (i) Closing Working Capital, (ii) Closing Net Financial Position, (iii) Closing Financial Baseline, (iv) Company Transaction Expenses, and (v) the proposed Final Amount (as determined based on the foregoing).

(c)    Accounting Principles. The Estimated Closing Statement, the Company Closing Statement, the Adjustment Report, the components thereof, and the determinations and calculations contained therein, shall be prepared and calculated for the Company in accordance with the Accounting Principles, the book accounts identified on Exhibit E as incorporated into their respective components of Working Capital and Net Financial Position, and the definitions and other terms included in this Agreement.

(d)    Adjustment Dispute Notice; Dispute Resolution.

(i)    During the 30-day period following Arigossi’s receipt of the Company Closing Statement, Buyer shall cooperate with Arigossi to the extent reasonably required to conduct a review of the Company Closing Statement, including by providing Arigossi reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records and personnel of the Company relating to the Company Closing Statement in connection with Arigossi’s review of the Company Closing Statement. The Company Closing Statement, and the calculation of the Final Amount as set forth therein, shall become final and binding upon the Parties hereto on the thirtieth (30th) day following delivery thereof, unless Arigossi gives written notice of disagreement with the Company Closing Statement (“Adjustment Dispute Notice”) to Buyer prior to such date, which notice, to be valid, must comply with the first sentence of Section 1.3(d)(ii).

(ii)    Any Adjustment Dispute Notice shall (A) specify in reasonable detail the nature of any disagreement so asserted, and include reasonable supporting documentation used in connection with the calculations relating thereto, and (B) include Arigossi’s good faith calculation of each of (1) Closing Working Capital, (2) Closing Net Financial Position, (3) Closing Financial Baseline, (4) Company Transaction Expenses, and (5) the proposed Final Amount (as determined based on the foregoing). From and after the earlier of (a) the 30th day following delivery of the Company Closing Statement to Arigossi and (b) the date on which Arigossi delivers the Adjustment Dispute Notice, the Parties shall be deemed to have agreed with all items and amounts included in the calculation of the Company Closing Statement (including the Final Amount), except such items and amounts that are specifically disputed in the Adjustment Dispute Notice (the “Adjustment Dispute Items”).

(iii)    If a timely Adjustment Dispute Notice is delivered by Arigossi pursuant to this Section 1.3(d), then the Company Closing Statement (as revised in accordance with this Section 1.3(d)), and the calculations of Closing Working Capital, Closing Net Financial Position, Closing Financial Baseline, and Company Transaction Expenses shall become final and binding upon the Parties on the earlier of (a) the date all Adjustment Dispute Items are finally resolved in writing by Arigossi and Buyer and (b) the date all Adjustment Dispute Items not resolved by Arigossi and Buyer are finally resolved in writing by the Arbiter. The Company Closing Statement shall be revised to the extent necessary to reflect any resolution by Arigossi and Buyer and any final resolution made by the Arbiter in accordance with this Section 1.3(d).

(iv)    During the 30-day period following the delivery of a timely Adjustment Dispute Notice (or such longer period as Arigossi and Buyer may mutually agree), Arigossi and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the Adjustment Dispute Items. If, at the end of such 30-day period (or such longer period as mutually agreed by Arigossi and Buyer), Arigossi and Buyer have not resolved all such differences, then Arigossi and Buyer shall submit to an independent financial consulting, valuation or accounting firm (the “Arbiter”) for review and resolution all Adjustment Dispute Items which have not been so resolved in writing (and only such Adjustment Dispute Items). The Arbiter shall be a nationally recognized Italian financial consulting, valuation or accounting firm agreed upon by Arigossi and Buyer in writing; provided, that in the event Arigossi and Buyer are not able to agree on a financial consulting, valuation or accounting firm, the Arbiter shall be PwC – Italy. Arigossi and Buyer shall use commercially reasonable efforts to cause the Arbiter to render a decision resolving the Adjustment Dispute Items so submitted within thirty (30) days following the submission of such matters to the Arbiter (or such longer period as Arigossi and Buyer shall mutually agree). The Arbiter shall determine, based solely on written presentations by Buyer and Arigossi and their respective representatives, and not by independent review, only those Adjustment Dispute Items which have not been resolved in writing by Buyer and Arigossi prior to the submission to the Arbiter and shall render a written report as to such Adjustment Dispute Items and the resulting calculations of Closing Working Capital, Closing Net Financial Position, Closing Financial Baseline, Company Transaction Expenses, as applicable, and the Final Amount (which Final Amount shall be based on the foregoing and also shall, pursuant to Section 1.3(d)(ii), be based on the items not in dispute) (the “Adjustment Report”), which Adjustment Report shall be conclusive and binding upon the parties hereto and shall not be subject to court review or otherwise appealable, absent Fraud by any Party or manifest error by the Arbiter. In resolving any Adjustment Dispute Item, the Arbiter: (A) shall adhere to the definitions contained in this Agreement and the guidelines and principles (including the Accounting Principles and the book accounts identified on Exhibit E as incorporated into their respective components of Working Capital and Net Financial Position) set forth in this Agreement, (B) shall limit its review to the Adjustment Dispute Items specifically submitted to the Arbiter and (C) shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer (in the Company Closing Statement) or Arigossi (in the Adjustment Dispute Notice) or less than the smallest value for such item claimed by either Buyer (in the Company Closing Statement) or Arigossi (in the Adjustment Dispute Notice); provided, that to the extent the determination of the value of any Adjustment Dispute Item submitted to the Arbiter affects any other item used in calculating Closing Working Capital, Closing Net Financial Position, Closing Financial Baseline or Company Transaction Expenses, such effect may be taken into account by the Arbiter. The determination of the Arbiter in respect of the Adjustment Dispute Items and the resulting Final Amount, in each case as set forth in the Adjustment Report, shall be final and binding upon the Parties, absent Fraud by any Party or manifest error by the Arbiter, and the Parties agree that judgment may be entered upon such determination of the Arbiter in any court having jurisdiction over any Party in order to enforce such determination. The fees, costs, and expenses of the Arbiter (x) shall be borne by Arigossi in the proportion that the aggregate dollar amount of the Adjustment Dispute Items submitted to the Arbiter that are unsuccessfully disputed by Arigossi (as finally determined by the Arbiter) bears to the aggregate dollar amount of all Adjustment Dispute Items submitted to the Arbiter and (y) shall be borne by Buyer in the proportion that the aggregate dollar amount of the Adjustment Dispute Items submitted to the Arbiter that are successfully disputed by Arigossi (as finally determined by the Arbiter) bears to the aggregate dollar amount of all Adjustment Dispute Items submitted to the Arbiter. The allocation of the fees, costs and expenses of the Arbiter shall be set forth in the Adjustment Report. The fees, costs and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Company Closing Statement and review of any Adjustment Dispute Notice shall be borne by Buyer, and the fees, costs and expenses of Arigossi’s independent accountants incurred in connection with their review of the Company Closing Statement and preparation of any Adjustment Dispute Notice shall be borne by Arigossi.

1.4.    Purchase Price Adjustment; Tax Treatment.

(a)    Closing Consideration Adjustment.

(i)    If the Final Amount is less than the Closing Amount (the amount of such shortfall, the “Downward Adjustment Amount”), then within four (4) Business Days after the date on which the Final Amount is finally determined pursuant to Section 1.3(d), Buyer shall pay to Arigossi an amount equal to the difference between the Adjustment Holdback Amount minus the Downward Adjustment Amount; provided, however, that if the Downward Adjustment Amount exceeds the Adjustment Holdback Amount (the amount of such excess, the “Downward Adjustment Excess Amount”), then (A) no amount of the Adjustment Holdback Amount shall be paid by Buyer to Arigossi, and (B) within four (4) Business Days after the date on which the Final Amount is finally determined pursuant to Section 1.3(d), (x) Arigossi shall also pay or cause to be paid to Buyer an additional amount equal to the Downward Adjustment Excess Amount (as reduced by the amount of any Indemnification Escrow Account disbursement pursuant to clause (B)(y) of this sentence), by wire transfer or delivery of immediately available funds to an account designated by Buyer or (y) at the sole option and discretion of Buyer (and upon written notice thereof by Buyer to Arigossi), Buyer and Arigossi shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer from the Indemnification Escrow Account an amount equal to all or any portion (as determined by Buyer in its sole discretion) of the Downward Adjustment Excess Amount. If any disbursement is made from the Indemnification Escrow Account pursuant to clause (B)(y) of the previous sentence, then within four (4) Business Days after such disbursement, Arigossi shall deposit, or shall cause to be deposited, into the Indemnification Escrow Account an aggregate amount equal to the amount of such disbursement, by wire transfer or delivery of immediately available funds.

(ii)    If the Final Amount exceeds the Closing Amount (the amount of such excess, the “Upward Adjustment Amount”), then within four (4) Business Days after the date on which the Final Amount is finally determined pursuant to Section 1.3(d), Buyer shall pay, or shall cause the Company or other Person to pay, to Arigossi the entire Adjustment Holdback Amount plus an aggregate amount equal to the Upward Adjustment Amount by wire transfer or delivery of immediately available funds to one or more accounts designated by Arigossi.

(iii)    If the Final Amount is equal to the Closing Amount, then within four (4) Business Days after the date on which the Final Amount is finally determined pursuant to Section 1.3(d), Buyer shall pay, or shall cause the Company or other Person to pay, to Arigossi the entire Adjustment Holdback Amount by wire transfer or delivery of immediately available funds to one or more accounts designated by Arigossi.

(b)    Tax Treatment. Any payments made pursuant to this Section 1.4 shall be treated for Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

1.5.    Waiver of Pre-emption Right.

For the purposes herein, each Seller hereby irrevocably waives such Seller’s respective right of pre-emption as granted to such Seller by the by-laws of the Company in the event of a transfer of any of the Purchased Shares.

ARTICLE II.
CLOSING

2.1.    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (“Closing Date”) before Luigi Cecala (the “Public Notary”).

2.2.    Closing Transactions.

(a)    At the Closing, Buyer shall:

(i)    deliver or cause to be delivered to the Sellers a Mandate Agreement (“Contratto di Mandato”) in respect of Arigossi’s engagement by the Company as a managing director (the “Managing Director Agreement”) between the Company, on the one hand, and Mauro Arigossi, on the other hand, duly executed by the Company and in the form attached hereto as Exhibit B;

(ii)    deliver or cause to be delivered to the Sellers an Escrow Agreement among Buyer, the Escrow Agent and the Sellers, duly executed by the Escrow Agent and Buyer and in the form attached hereto as Exhibit C (the “Escrow Agreement”);

(iii)    deliver or cause to be delivered to the Sellers a certificate of the secretary of Buyer, dated as of the Closing Date (A) attaching resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and (B) certifying that such resolutions have not been amended, terminated or superseded;

(iv)    pay the Purchase Price to the Sellers and other applicable parties in accordance with Section 1.2;

(v)    deliver or cause to be delivered to the Sellers a Lease Agreement (the “New Lease Agreement”) between the Company, on the one hand, and Elettra Real Estate srl, a limited liability company incorporated under the Laws of Italy (the “Lessor”), on the other hand, duly executed by the Company and in the form attached as Exhibit F;

(vi)    deliver or cause to be delivered to the Sellers a Parking Lot Side Letter (the “Parking Lot Side Letter”) between the Company, on the one hand, and the Lessor, on the other hand, duly executed by the Company and in the form attached as Exhibit G;

(vii)    pay all Taxes and fees of the Public Notary necessary for the transfer, filing or registration of the Purchased Shares, as well as all the costs and expenses related thereto;

(viii)    cause the shareholders’ meeting of the Company to be held immediately following the moment of the Closing at which the Sellers resolve to: (A) acknowledge and accept the resignations of the pre-Closing directors and the statutory auditors of the Company from their respective offices, (B) if previously instructed in writing by Buyer, appoint new directors and new statutory auditors, (C) ratify all actions taken by the resigning directors and statutory auditors up to and including the Closing Date, (D) release and discharge, to the maximum extent permitted by applicable Laws (with the exception of willful misconduct (“dolo”) and gross negligence (“colpa grave”)), the resigning directors and statutory auditors, from and against the liabilities arising from their holding of the respective offices up to the Closing Date, (E) waive any action, suit, litigation and/or claim (including actions pursuant to Sections 2393, 2393-bis, 2395 of the ICC) against any resigning directors and statutory auditors in relation to their office, as members of the board of directors or of the board of statutory auditors, as the case may be, up to the Closing Date, except in cases of willful misconduct (“dolo”) and gross negligence (“colpa grave”), (F) indemnify and hold such resigning directors and statutory auditors harmless from and against any loss, damage or liability arising from the breach by Buyer or any Affiliate of Buyer (including Buyer Parent) of their respective waivers pursuant to clause (E) above, and (G) deliver or cause to be delivered to the resigning directors and statutory auditors a letter duly executed by Buyer pursuant to which Buyer acknowledges and adheres to the content of the shareholders resolutions described above and agrees not to bring any action, suit, litigation and/or claim (including actions pursuant to Articles 2393, 2393-bis, 2395 of the ICC) against any such resigning directors and statutory auditors in relation to their respective offices, as members of the board of directors of the Company or of the board of statutory auditors, as the case may be, up to and including the Closing Date, except in cases of the resigning directors’ or statutory auditors’ willful misconduct (“dolo”) and gross negligence (“colpa grave”);

(ix)    procure that the new board of directors of the Company validly holds a meeting to approve the execution of the Managing Director Agreement consistent with Exhibit B; and

(x)    deliver or cause to be delivered to the Sellers the Irrevocable Transfer Agent Instructions among Buyer Parent and the transfer agent of Buyer Parent in the form attached as Exhibit H, duly executed by Buyer Parent and the transfer agent of Buyer Parent.

(b)   At the Closing, the Sellers shall:

(i)    deliver or cause to be delivered to Buyer the share certificates, duly endorsed for transfer to Buyer by means of endorsement authenticated by the Public Notary pursuant to Article 2355, paragraph 3, of the ICC;

(ii)    deliver or cause to be delivered to Buyer the Managing Director Agreement, duly executed by Mauro Arigossi;

(iii)    deliver or cause to be delivered to Buyer a lock up agreement in the form attached hereto as Exhibit D, duly executed by Arigossi (the “Lock Up Agreement”);

(iv)    deliver or cause to be delivered to Buyer the Escrow Agreement, duly executed by Arigossi;

(v)    deliver or cause to be delivered to Buyer evidence that all Company Transaction Expenses identified on Schedule 1.2(c) have been paid in full at or prior to the Closing;

(vi)    deliver or cause to be delivered to Buyer written resignations, effective as of the Closing, from the directors and officers of the Company identified on Schedule 2.2(b)(vi);

(vii)    deliver or cause to be delivered to Buyer a copy of resolutions of the stockholders and the board of directors of the Company, duly stamped in the relevant official book (“allibrato”), in each case authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby;

(viii)    deliver or cause to be deliver to Buyer the New Lease Agreement, duly executed by the Lessor; and

(ix)    deliver or cause to be delivered to Buyer the Parking Lot Side Letter, duly executed by the Lessor.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules, the Sellers, jointly and severally, hereby represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

3.1.    Organization.

(a)    Each of the Sellers is an Italian citizen or entity residing or formed in Italy.

(b)    The Company is a joint-stock corporation, duly organized, validly existing and in good standing under the Laws of Italy. The Company has all requisite power and authority to carry on the Business and otherwise to own, lease and operate its properties and carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in all other jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material to the Company and ATES, taken as a whole.

(c)    Schedule 3.1(c) attached hereto lists the stockholders, directors, and officers, as applicable, of the Company. The Company has delivered or made available to Buyer correct and complete copies of the Organizational Documents of the Company. No Seller or the Company is in breach or default of any term under such Organizational Documents, and to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach by any Seller or the Company of any term under the Organizational Documents of the Company.

3.2.    Authority; Capacity.

(a)    The Company has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is or will be a party (or is or will otherwise be subject) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which such Seller or the Company is or will be a party (or is or will otherwise be subject), and the consummation by the Sellers and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers and the Company, as applicable. No other corporate, limited liability company or other organizational proceedings on the part of the Company are necessary to authorize such execution, delivery or performance or to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which any Seller or the Company is or will be a party. Each of this Agreement and each Ancillary Document to which any Seller or the Company is a party has been duly and validly executed and delivered by such Seller or the Company, as applicable, and constitutes the valid and binding obligation of such Seller or the Company, enforceable against such Seller or the Company in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar Law affecting creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

(b)    Each Seller possesses all requisite legal right, power, and capacity to execute, deliver and perform such Seller’s obligations under this Agreement and the Ancillary Documents executed and delivered by such Seller pursuant hereto and to consummate the transactions contemplated herein and therein.

3.3.    No Conflict.

(a)    The execution, delivery and performance by each Seller and the Company of this Agreement and the Ancillary Documents to which such Seller or the Company, as applicable, is or will be a party (or is or will otherwise be subject), and the consummation by such Seller or the Company of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, violate or breach any provision of any Organizational Document of the Company.

(b)    Except as set forth on Schedule 3.3(b) (such Conflicts, the “Disclosed Conflicts”), the execution, delivery and performance by each Seller and the Company of this Agreement and the Ancillary Documents to which such Seller or the Company, as applicable, is or will be a party (or is or will otherwise be subject), and the consummation by such Seller or the Company of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, conflict with, require the consent of (or notice to) any third party under, or result in or permit the termination, cancellation, modification, or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any Material Contract or any Permit to which any Seller or the Company is a party or by which any Seller or the Company may be bound or affected, or (ii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets, properties or Equity Interests of any Seller or the Company or give to others any interests or rights therein (other than, in each case, Permitted Encumbrances).

(c)    No notices to, filings with, or authorizations, consents or approvals of any Governmental Authority or any other Person are necessary in connection with the execution, delivery or performance by any Seller or the company of this Agreement or the other Ancillary Documents to which any Seller or the Company is a party (or otherwise subject to) or the consummation by an Seller or the company of the transactions contemplated hereby or thereby; provided, however, that no representation is made by any Seller or the Company with respect to any notice, filing, authorization, consent or approval being necessary with respect to any Golden Power Authorization or Antitrust Clearance.

3.4.    Capitalization; Title to Equity Interests.

(a)    All of the issued and outstanding Equity Interests of the Company have been duly authorized and validly issued, fully paid and non-assessable, and none of the issued and outstanding Equity Interests of the Company are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the Company or any Contract to which the Company or any Seller is a party or by which the Company or any Seller or his, her or its respective properties, assets or Equity Interests are bound.

(b)    Immediately prior to the Closing, all of the issued and outstanding Equity Interests of the Company were held of record and beneficially owned by the Persons set forth on Schedule 3.4(b)(i), in each case in the class and amounts so indicated thereon and in each case free and clear of all Encumbrances. Schedule 3.4(b)(ii) sets forth for the Company the classes and amounts of its authorized Equity Interests. There are no obligations or commitments (whether pursuant to Contract or otherwise) for the Company to issue any additional Equity Interests beyond those already issued and outstanding.

(c)    Except as set forth on Schedule 3.4(c), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, convertible securities, exchange rights, calls, puts, preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other Contracts, rights, agreements, arrangements or commitments of any character that would require the Company to issue, sell, purchase or otherwise cause to become outstanding, or cause to be repurchased or redeemed, any Equity Interests. Except as set forth on Schedule 3.4(c), there is no outstanding or authorized equity appreciation, phantom equity interest, phantom stock, stock option, profit participation or similar right with respect to the Company (or any of its Equity Interests).

(d)    There are no voting trusts, equityholder agreements, shareholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of the Company.

3.5.    Subsidiaries. Except as set forth on Schedule 3.5(a), the Company does not own or control, and has never owned or controlled, directly or indirectly, any Subsidiaries. Except as set forth on Schedule 3.5(b), the Company does not own or control, and has never owned or controlled, directly or indirectly, any Equity Interests in any Person.

3.6.    Financial Statements; Undisclosed Liabilities.

(a)    Schedule 3.6(a) sets forth true, correct and complete copies of the following financial statements (the “Financial Statements”): (i) the audited balance sheets of the Company as of June 30, 2023, June 30, 2022, and June 30, 2021, and the related audited statements of income and stockholders’ equity and cash flows for the fiscal years ended June 30, 2023, June 30, 2022, and June 30, 2021, and (ii) the unaudited management accounts of the Company as of October 31, 2023 (such date, the “Interim Financials Date” and such management accounts, the “Interim Financial Statements”).

(b)    The Financial Statements fairly present, in all material respects, the consolidated financial position of the Company, taken as a whole, and the results of the Company’s operations and cash flows, taken as a whole, as of the respective dates and for the respective periods indicated therein, and have been prepared in accordance with Italian GAAP, except that the Financial Statements may not contain all footnotes in accordance with Italian GAAP and the Interim Financial Statements are subject to normal and recurring year-end adjustments (none of which are reasonably expected to be material in amount or nature, whether individually or in the aggregate).

(c)    (i) Except as set forth on Schedule 3.6(c)(i), the Company does not have any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with Italian GAAP, except for (A) Liabilities reflected on or accrued and reserved against in the Interim Financial Statements, (B) Liabilities incurred in the ordinary course of business since the Interim Financials Date (none of which is reasonably expected to be material individually or in the aggregate, and none of which results from, arises out of, or relates to any material breach or violation of, or default under, a contractual obligation or requirement of Law), or (C) Company Unrecorded Debt. (ii) Except as set forth on Schedule 3.6(c)(ii), the Company does not have any Company Unrecorded Debt. The representation and warranty set forth in this Section 3.6(c)(ii) is the sole and exclusive representation and warranty made by the Sellers with respect to the Liabilities set forth in the definition of Company Unrecorded Debt.

3.7.    Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.7, since the Interim Financials Date, the Company has conducted its business, in all material respects, in the ordinary course consistent with past practice and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since the Interim Financials Date, the Company has not taken or experienced (and no Seller has caused the Company, or acted on behalf of the Company, to take or experience) any of the following actions, changes or events:

(a)    amended, modified, restated, or terminated any Organizational Documents of the Company;

(b)    (i) purchased, redeemed or otherwise acquired the Company’s Equity Interests, (ii) issued, granted, delivered, sold, pledged, leased, licensed, transferred, or disposed of, or otherwise caused to occur any Encumbrance upon the Company’s Equity Interests, (iii) granted or issued any option, warrant or other right to purchase or acquire any Equity Interests of the Company, or (iv) taken any action to split, combine, or reclassify any Equity Interests of the Company;

(c)    incurred or discharged any Liabilities in excess of Twenty Thousand Euros (€20,000), except for Liabilities incurred or discharged in the ordinary course of business;

(d)    created, incurred, or assumed any indebtedness, or amended, modified, refinanced or applied or received forgiveness for any indebtedness facilities or arrangements, other than as created, incurred, refinanced, amended or modified in the ordinary course of business;

(e)    caused to occur an Encumbrance upon, licensed or abandoned any properties or assets, tangible or intangible, of the Company, except for the incurrence of any Permitted Encumbrances;

(f)    granted any loans to any Person or purchased any debt securities of any Person;

(g)    (i) increased or altered the salaries (other than normal increases for non-managerial employees made in the ordinary course of business) or other compensation or benefits payable or to become payable to, or made any advance (excluding advances for business expenses made in the ordinary course of business) or loan to, any officer, member, manager, partner, employee, independent contractor of the Company, (ii) made any payments to or from any pension, retirement, profit-sharing, bonus or similar plan except for payments in the ordinary course of business made pursuant to the company benefit plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, manager, partner, employee, independent contractor of the Company, other than any payment of base compensation and reimbursement for reasonable expenses in the ordinary course of business or (iv) adopted, amended or terminated any employee benefit plan (including any company benefit plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement;

(h)    entered into any Contract for employment, or other employment arrangement, with any employee of the Company, providing for an annual compensation in excess of Seventy-Five Thousand Euros (€75,000);

(i)    disposed of or failed to keep in effect any rights in, to or for the use of any Permit;

(j)    (i) changed any method or practice of keeping of the Company’s books of account, (ii) changed any accounting practices or cash management practices of the Company, or (iii) except as required by Italian GAAP, revalued any material assets (whether tangible or intangible) of the Company;

(k)    disposed of or failed to keep in effect any rights in, to or for the use of any of the material Intellectual Property owned or licensed by the Company or otherwise material to the Business;

(l)    sold, transferred, conveyed, leased, licensed, assigned or otherwise disposed of any material assets, properties or rights of the Company, except Inventory sold in the ordinary course of business;

(m)    entered into any transaction or Contract with or suffered any event outside the ordinary course business with any stockholder, equityholder, member, partner, director, manager, officer or Affiliate of the Company or any Seller;

(n)    made, authorized, or incurred any single capital expenditure in excess of Twenty Thousand Euros (€20,000), or capital expenditures in excess of Fifty Thousand Euros (€50,000) in the aggregate;

(o)    materially changed or modified the Company’s existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including any acceleration of collections of receivables, any failure to make or delay in making collections of receivables (whether or not past due), any acceleration of payment of payables or any failure to pay or delay in payment of payables;

(p)    incurred any damage, destruction, theft, loss or business interruption in excess of Twenty-Five Thousand Euros (€25,000) in the aggregate;

(q)    made any declaration, payment or setting aside for payment of any distribution or dividend (whether in cash, equity or property) with respect to any Equity Interests of the Company;

(r)    made, changed or terminated any Tax election, changed an annual accounting period for Taxes, adopted or changed any Tax accounting method, filed any amended Tax Return, failed to pay any Tax, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(s)    (i) waived or released any material right or claim of the Company in respect of any Material Contract or any Intellectual Property or (ii) incurred any modifications, amendments or terminations of any Material Contract;

(t)    consummated any acquisition of, or other investment in, any Person or other business enterprise or division thereof, or any portion of the assets thereof (whether by merger, consolidation, sale of stock or other equity securities, sale of assets, capital contribution, property transfer, recapitalization or otherwise);

(u)    (i) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution in any jurisdiction, (ii) filed any petition in bankruptcy under any provisions of federal or state bankruptcy Law (or the Law or any other jurisdiction) or (iii) consented to the filing of any bankruptcy petition against it under any similar Law;

(v)    entered into or adopted any settlement or compromise of any pending or threatened Legal Proceedings;

(w)    commenced any lawsuit or other Legal Proceeding;

(x)    materially decreased the amount of, or terminated, any insurance coverage or created, terminated or modify in an adverse manner any self-insurance or co-insurance programs;

(y)    entered into any agreement for the purchase, sale or lease of any real property; or

(z)    took any action, omitted to take any action, or agreed to take any action that would reasonably be expected to result in any of the foregoing.

3.8.    Title; Condition and Sufficiency of Assets; Inventory.

(a)    The Company has good and marketable title to, or a valid leasehold, license or similar interest in, all of the property and other assets used in the operation of the Company’s business, reflected in the applicable Financial Statements or acquired after the Interim Financials Date, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), except for Inventory of the Company sold or otherwise disposed of in the ordinary course of business since the Interim Financials Date.

(b)    The fixtures, machinery, equipment, supplies, vehicles, and other items of tangible personal property of the Company, in each case, solely to the extent that such items are individually valued at Five Thousand Euros (€5,000) or more (collectively, the “Tangible Assets,” which, for the avoidance of doubt, shall not include Inventory) are in good condition and repair (except for ordinary wear and tear and routine maintenance); are materially adequate for the purposes for which they are used in the conduct of the Business substantially as of immediately prior to the Closing Date; and are usable in a manner substantially consistent with their use as of immediately prior to the Closing Date. No Person other than the Company or ATES owns any assets, properties or rights used in the Business as conducted on the Interim Financials Date, other than (A) assets owned by third parties and used in the Business pursuant to a Material Contract or other Contract to which the Company or ATES is a party or (B) assets used, sold, transferred or disposed of since the Interim Financials Date in the ordinary course of business.

(c)    Except as disclosed on Schedule 3.8(c), (i) all of the Inventories of the Company are reflected in the Interim Financial Statements in accordance with Italian GAAP; (ii) all of the Inventories of the Company (including those reflected in the Interim Financial Statements) and all Inventories acquired since the Interim Financials Date consist of items of good and merchantable quality, are marketable and fit for their particular use, and are usable and saleable in the ordinary course of business; and (iii) none of the Inventory of any Company is obsolete, damaged, defective, or slow moving, subject to (x) obsolete Inventory adjustments in the ordinary course of business and (y) Inventory that has been written down in value in the ordinary course of business, all of which adjustments and write downs are properly reflected in the Financial Statements.

3.9.    Real Property.

(a)    Except as set forth on Schedule 3.9(a), the Company does not own, and has never owned, any real property.

(b)    Schedule 3.9(b) sets forth a complete and exhaustive list of all lease contracts (the “Lease Agreements”) of which the Company is lessee. The Lease Agreements are all fully in force and effective on the Closing Date and none of such provides for sub-leasing. With reference to the Lease Agreements: (i) all lease payments and any other compensation due to the property have been and are regularly paid by the Company; (ii) neither the lessor – nor the Company are in default of compliance with any provision of the Lease Agreements; (iii) there is no event or circumstance that has occurred or is reasonably expected to occur that entitles the lessors to withdraw from the contract, even with the granting of terms of notice; (iv) there are no latere agreements of the Lease Agreements, which represent the sole and complete title on the basis of which the Company conduct the buildings where they carry out their activities; (v) the terms and conditions of the Lease Agreements fully comply with the provisions of mandatory laws, including Legge 392/1978 and D.Lgs. 92/2005 on energy certificates; and (vi) all taxes and expenses related or connected to the Lease Agreements have been regularly settled, subject to adjustments.

3.10.    Accounts Receivable; Accounts Payable.

(a)    The Company’s accounts and notes receivable (including the Company’s accounts and notes receivable reflected on the Interim Financial Statements and the accounts and notes receivable arising after the Interim Financials Date) (collectively, the “Accounts Receivable”) (i) have arisen in the ordinary course of business and constitute valid receivables, net of the reserves shown on the Interim Financial Statements as adjusted for the passage of time through the Closing Date in accordance with past custom and practice, (ii) resulted from bona fide, arm’s length sales or licenses to customers, (iii) are reasonably expected to be collectible in the ordinary course of business, and (iv) have been valued in accordance with Italian GAAP in the Financial Statements. Except as set forth on Schedule 3.10(a)(ii), (x) the Accounts Receivable are not in dispute, and (y) there is no contest, claim, counterclaim, right of set-off or valid defense (under any Contract or otherwise) relating to the amount or validity of such Accounts Receivable. Since Interim Financials Date, there have not been any write-offs as uncollectible of Accounts Receivable except for write-offs not in excess of Ten Thousand Euros (€10,000) in the aggregate.

(b)    All of the accounts payable and all payables and other accruals of the Company reflected on the Interim Financial Statements or which have arisen after the Interim Financials Date and on or before the Closing Date have been accurately reflected on the books and records of the Company, and have arisen from bona fide, arm’s length transactions in the ordinary course of business.

(c)    A true and complete copy of the Accounts Receivable of the Company has been regularly filed with the company registry.

(d)    The Company did not have, as of the applicable date, any liabilities or obligations of any nature, accrued, absolute, contingent or otherwise, and whether due or to become due which were required by the applicable Accounting Principles to be reflected in the relevant Financial Statements and in Interim Financial Statements.

(e)    Each of the receivables of the Company which appear in the Interim Financial Statements is correctly recorded and accounted for, reflects the sales of services (or products, as the case may be) that have genuinely taken place; it is not the cause of any dispute or set-off.

(f)    All appropriate provisions required to be made under the applicable Accounting Principles have been set aside and recorded in the Interim Financial Statements. Without limiting the generality of the foregoing, all sums to be paid under existing retirement schemes have been duly accounted for in the Interim Financial Statements.

3.11.    Intellectual Property.

(a)    Schedule 3.11(a)(i) lists all of the Owned Intellectual Property that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar (collectively, the “Registered Intellectual Property”). Schedule 3.11(a)(ii) lists all of the license agreements licensing Intellectual Property to the Company by any third party (collectively, the “Licensed Intellectual Property”). Schedule 3.11(a)(iii) lists all of the material Software included in the Owned Intellectual Property owned by the Company. The Company’s rights in the Owned Intellectual Property are valid, subsisting and enforceable.

(b)    All assignments of Registered Intellectual Property to the Company have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Registered Intellectual Property have been timely paid by or on behalf of the Company. Except as set forth on Schedule 3.11(b)(ii), there are no issuance, renewal, maintenance or other payments due within six (6) months following the date of this Agreement.

(c)    Each item of the Owned Intellectual Property is solely and exclusively owned by the Company free and clear of all Encumbrances and other claims, including any claims of joint ownership, inventorship challenges, opposition, expungement, or nullity proceedings or interferences declared, commenced or provoked (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to applications for Intellectual Property registrations). The Company has taken commercially reasonable measures to maintain in confidence and protect the proprietary nature of all trade secrets and confidential information comprising a part of the Owned Intellectual Property. To the Company’s Knowledge, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company’s security or information privacy procedures. The Company has taken commercially reasonable measures to (x) actively police the quality of all goods and services sold, distributed or marketed under each of their trademarks, and (y) enforce adequate quality control measures to ensure that no trademarks that they have licensed to others have been abandoned.

(d)    Each item of Owned Intellectual Property and Licensed Intellectual Property will be owned or available for use by the Company immediately following the Closing on identical terms and conditions as it was immediately prior to the Closing. The Owned Intellectual Property and the Licensed Intellectual Property constitutes all material Intellectual Property reasonably necessary to conduct the business, taken as a whole, substantially as currently conducted by the Company. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license any existing or future Owned Intellectual Property to any Person. No material support, funding, resources or assistance from any Governmental Authority has been received by the Company in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by the Company.

(e)    No conduct of the Business by the Company, as currently conducted or as conducted within the past six (6) years, nor any sale or use of any product or service, as currently offered by the Company or as offered by the Company within the past six (6) years, does or did infringe, violate, misappropriate, dilute or conflict with any Intellectual Property rights of any third party. Except as set forth on Schedule 3.11(e)(i), neither any Seller nor the Company has received any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required) alleging any such infringement, violation or misappropriation or any request or demand for indemnification or defense. No Employee, Former Employee or Former Collaborator of the Company and no other person or third party owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of the Owned Intellectual Property.

(f)    To the Company’s Knowledge, no Person (including any Employee, Former Employee or Former Collaborator) has or is currently infringing, violating or misappropriating, or seeking to invalidate or challenge the validity, subsistence or enforceability of, (i) any of the Licensed Intellectual Property or (ii) any of the Owned Intellectual Property. Schedule 3.11(f) lists all correspondence, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Owned Intellectual Property or Licensed Intellectual Property sent by the Company to any third party.

(g)    Except as set forth on Schedule 3.11(g), each Employee, Former Employee or Former Collaborator of the Company has executed a written agreement with the Company (i) expressly assigning, to the extent not already owned by the Company by applicable Law, to the Company all right, title and interest in any inventions, discoveries, improvements, and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such third party developer’s or independent contractor’s work for the Company and related to the work performed by such Person for the Company and all Intellectual Property rights therein, and (ii) to the full extent possible under all applicable Laws, containing a waiver of such employee’s, third party developer’s, or independent contractor’s moral rights in all Intellectual Property created developed, authored, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company and related to the work performed by such Person for the Company. All of the agreements referenced in the preceding sentence are in full force and effect.

(h)    The Company is not in breach of any of the terms or conditions of any license to Open Source Software in a manner that would require the Company to disclose, license or distribute Source Code that is owned by and proprietary to the Company. Neither the Company nor any Seller has received any written request from any third party to license, disclose or distribute the Source Code of any products offered by the Company or any Software included in the Owned Intellectual Property pursuant to a Reciprocal License. The Company has not licensed, distributed or disclosed any Software in Source Code format included in the Owned Intellectual Property that is owned by the Company to any third party, and the Company and each Seller have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Software in Source Code format, and no third party has obtained unauthorized access to such Software in Source Code format.

3.12.    Material Contracts.

(a)    Schedule 3.12(a) contains a complete and accurate list of all Material Contracts (including all material amendments, modifications, and supplements thereto). The Company has made available to Buyer true and complete copies of each Material Contract (including all material amendments, modifications, and supplements thereto) and a written description of each Material Contract that is an oral Contract. For purposes of this Agreement, the term “Material Contract” means any of the following types of Contracts to which the Company is a party or by which the Company or its assets are bound:

(i)    any Contract that involves, or is reasonably expected to involve, individually or together with related Contracts, any payment commitment, requirement or obligation owed to or by any Person (A) in excess of Two Hundred Thousand Euros (€200,000) per annum;

(ii)    any Contract relating to (A) indebtedness, the borrowing of money, or the extension of credit, (B) any performance, bid or completion bond, (C) any surety and appeal bonds, (D) undrawn letters of credit, bankers acceptance and indemnities, or (E) any other similar obligation for or relating to lending or borrowing of money, including any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments, other than advances or reimbursements to directors, managers, officers or employees for expenses in the ordinary course of business not exceeding Five Thousand Euros (€5,000) in the aggregate;

(iii)    any Contract that involves the Company advancing or lending money to any Person, or guaranteeing any obligation of any other Person, other than ordinary course advances of expenses to employees and employee loans that are less than Five Thousand Euros (€5,000) in the aggregate;

(iv)    any Contract granting any Person any Encumbrance on all or any part of the tangible assets or properties of the Company, other than (x) Encumbrances which will be released at or prior to the Closing and (y) Permitted Encumbrances;

(v)    any Contract that involves payments in respect of employment, severance, bonus, retention, deferred compensation or compensation for any officers, directors, managers, employees or independent contractors of the Company, in each case which Contract cannot be terminated by the Company without severance or other penalty or payment;

(vi)    any Contract with any sales representative, consultant, agent, broker, distributor, independent sales organization, or independent manufacturers’ representatives agency or any other representative of the Company, including sales commission agreements or arrangements;

(vii)    any Contract that by its express terms purports to limit the Company’s ability to (A) compete in any line of business or with any Person, (B) conduct business in any location, (C) solicit any customer, supplier, employee, consultant or other business relation, or (D) conduct business with any Person;

(viii)    any Contract granting any Person exclusive rights (including exclusive territory), rights of first offer, rights of first refusal or any similar preferential rights of any kind to any other Person;

(ix)    any Lease Agreement;

(x)    any Contract that is a settlement, conciliation, or similar agreement in respect of any pending or threatened Legal Proceedings;

(xi)    (A) any Contract that involves the licensing of Intellectual Property by or to the Company (excluding licenses of generally available commercial, unmodified, off-the-shelf software that (x) is used solely for the Company’s own internal use and (y) is available for less than Five Thousand Euros (€5,000) per annum through regular commercial distribution channels on standard terms and conditions) and (B) any other Contract affecting the Company’s ability to use or enforce any Intellectual Property;

(xii)    any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company, other than Contracts entered into pursuant to the Company’s form employee invention assignment agreements between the Company and an employee of the Company;

(xiii)    any Contract that involves the sale, license or lease (as lessor) by or to the Company of goods or services, which Contract is reasonably likely to involve future aggregate payments of Five Hundred Thousand Euros (€500,000) or more;

(xiv)    any Contract (or series of related Contracts) for capital expenditures or the acquisition or construction of fixed assets in excess of Fifty Thousand Euros (€50,000);

(xv)    any Contract in respect of any investment or acquisition (whether by purchase of Equity Interests, contributions to capital, property transfers, merger, acquisition, consolidation or otherwise) of all or any material portion of the property, assets, business or Equity Interests of any Person (including the Company), other than any Contract in respect of sales of Inventory in the ordinary course of business;

(xvi)    any Contract that (A) involves a strategic alliance, partnership, joint venture, or co-investment or (B) relates to the ownership of, or rights in respect of, any Equity Interests of any Person;

(xvii)    any Contract containing (A) any “most favored nation”, “most favored customers”, or similar price or term protections or other rights obligating any Person to change the conditions of such Contract based on better terms or conditions provided to other Persons or (B) service level guarantees, rights or first refusal, rights of first negotiation, “take or pay” provisions, requirements to purchase or sell a stated portion of the requirements or outputs of any Person;

(xviii)    any service provider Contract, business associate agreement or other similar contracts pursuant to which the Company is subject to covenants relating to privacy or security of personally identifiable information;

(xix)    any Contract providing for the assumption by the Company of any Tax or Liability of any other Person;

(xx)    any Contract that involves collective bargaining or is with any labor organization, union, association or third party that represents employees, independent contractors of the Company;

(xxi)    any Contract by and among the Company and any Related Party;

(xxii)    any power of attorney; and

(xxiii)    any Contract with a Governmental Authority.

(b)    Each Material Contract is valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Each Material Contract is in full force and effect. The Company and, to the Company’s Knowledge, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Material Contracts and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute such a material default. Neither the Company nor, to the Company’s Knowledge, any other parties to any Material Contracts have repudiated any terms of any Material Contracts or threatened to do so in writing. To the Company’s Knowledge, no facts or circumstances exist which would reasonably be expected to result in a material breach of or a material default under any Material Contract by any party thereto (in each case, with or without notice or lapse of time or both). None of the Company or the Sellers has received any written or, to the Company’s Knowledge, other claim from any party to any Material Contract that the Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. None of the Sellers or the Company has made, or has received any written claim request, to terminate, cancel or modify (or materially reduce payments made or services requested under) any Material Contract.

3.13.    Legal Proceedings. There is no, and during the last five (5) years there has not been any Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its properties or assets or (solely to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its equityholders, shareholders, stockholders, members, partners, directors, managers, officers or employees. The Company is not a party to or bound by any Order of any Governmental Authority under which (i) the Company has any further payment or performance obligations, (ii) the Company is subject to any Liabilities or restrictions or (iii) the properties, assets, personnel, operations or business of the Company are otherwise affected. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company or any Seller that challenges or could reasonably be expected to have a Material Adverse Effect or otherwise prevent, enjoin or delay the transactions contemplated by this Agreement or any Ancillary Document.

3.14.    Compliance with Laws; Permits.

(a)    General. The Company (and to the Company’s Knowledge, each of the Company’s stockholders, equityholders, members, partners, directors, managers, officers, and employees, with respect to his, her or its conduct on behalf of the Company or in respect of the Business) has been, during the five (5) year period prior to the Closing, and is currently in compliance in all material respects with all applicable Laws and Permits. During the past five (5) years, the Company has held and validly possessed, and has complied in all material respects with, all Permits necessary for the lawful conduct of the business of the Business, as conducted at the applicable time. During the past three (3) years, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Company’s Knowledge, threatened with respect to the Company by any Governmental Authority with respect to any alleged (i) material violation by the Company of any Law, or (ii) failure by the Company to have any material Permit required in connection with the conduct of the Business.

(b)    Compliance with Anti-Corruption Laws.

(i)    Without limiting the generality of Section 3.14(a), none of the Company, any director, manager, officer or employee of the Company, nor to the Company’s Knowledge anyone else acting on behalf of the Company (including any of the Sellers), has in the last five (5) years: (i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used company funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value, in each case, to any Governmental Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Governmental Official or another Person for the purpose of (x) influencing any act or decision of such Governmental Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, (y) inducing such Governmental Official or such Person or entity to use his, her or its influence or position with any Governmental Authority or other Person or entity to influence any act or decision, or (z) in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company.

(ii)    None of the Company or the Sellers (i) employs any Governmental Official or a Close Family Member of any Governmental Official, or (ii) has a personal, business, or other relationship or association with any Governmental Official or Close Family Member of any Governmental Official who may have responsibility for or oversight of any business activities of the Company. The Company has adopted and maintains adequate policies, procedures and controls to ensure that the Company is in compliance with all Anti-Corruption Laws, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(iii)    The Company is not, and in the last five (5) years has not been, the subject of any investigation, inquiry, or enforcement proceeding by any Governmental Authority or any customer or supplier regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding is pending or, to the Company’s Knowledge, has been threatened.

(iv)    The Company has not been barred or suspended from doing business with any Governmental Authority or has had its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.

(c)    International Trade; Export Controls; Import Compliance. Without liming the generality of Section 3.14(a):

(i)    The Company is and for the past five (5) years has been in compliance in all material respects with all applicable Laws related to export control, trade, economic sanctions, as well as all analogous customs, rules, laws and regulations of any other applicable jurisdiction (collectively, “Export Controls”) or any other Governmental Authority related to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or similar transfers of goods, technology, software or services. The Company has not made any voluntary or other disclosures to any Governmental Authority with respect to any actual or alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of Export Controls. No Legal Proceeding has been filed or commenced against the Company alleging any failure to comply with any Export Controls.

(ii)    To the Company’s Knowledge, the Company is not currently engaged in, or in the past five (5) years has not been engaged in, any dealings or transactions with (x) any Sanctioned Country or (y) any Person that at the time of the applicable dealing or transaction is or was located in a Sanctioned Country or is or was the subject or the target of Sanctions.

(iii)    Import Compliance. The Company is and for the past five (5) years has been in compliance in all material respects with all applicable Laws related to applicable customs and import regulations, as well as all analogous customs, rules, laws and regulations of any other applicable jurisdiction (collectively, “Import Compliance”) or any other Governmental Authority related to the regulation of imports, transmissions or similar transfers of goods, technology, software or services. No Legal Proceeding has been filed or commenced by or against the Company alleging any failure to comply with any Import Compliance.

(d)    Data Security. The Company is in material compliance with all applicable Data Security Requirements. The Company has implemented reasonable policies and practices to comply with all Data Security Requirements. No written notices, claims, charges or complaints have been received by the Company or any Seller in the last three (3) years from any Governmental Authority or other Person relating to or alleging any actual or alleged violation by the Company of, or actual or alleged liability or misconduct under, any Data Security Requirements. In the last three (3) years, there has not been, to the Company’s Knowledge: (i) any material actual or alleged incidents of data security breaches concerning any Company IT Assets, (ii) any material unauthorized access to, use or encryption of such Personal Information, Business Data or any Company IT Assets, or (iii) any material unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of such Personal Information or Business Data. All Business Data that is accessed, used and stored by or on behalf of the Company is located in Italy. The Company has implemented reasonable backup, security and disaster recovery measures and technology. The Company IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company. To the Company’s Knowledge, the Company IT Assets are free from material bugs and other material defects and have not materially malfunctioned or failed within the past three (3) years. To the Company’s Knowledge, none of the products and services offered by the Company, nor any Company IT Assets, contain any disabling device, virus, worm, back door, trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, Software, network or data. All third parties that engage in any Data Treatment on behalf of the Company have executed agreements with the Company pursuant to which the third parties agree (A) to use and disclose such Personal Information only to provide services to the Company, (B) to limit access to the Personal Information to its personnel and contractors who have a need to access such Personal Information in order to provide the services to the Company and who are bound by a duty of confidentiality, and (C) to notify the Company in the event of any loss, theft or unauthorized use or disclosure of or access to such Personal Information. To the Company’s Knowledge, the Personal Information in the Company’s custody or control is accurate and complete.

3.15.    Environmental Matters.

(a)    (i) The Company has for the past five (5) years conducted and is now conducting its operations in material compliance with all Environmental Laws; (ii) the Company holds and has been for the past five (5) years and is in material compliance in with all Environmental Permits required for the conduct of the Business as previously and currently conducted; (iii) all such Environmental Permits are in full force and effect; and (iv) there has been for the past five (5) years no threat or intention delivered in writing by or on behalf of any Governmental Authority to revoke or amend any Environmental Permit. Schedule 3.15(a)(ii) lists all Environmental Permits currently held by and required to conduct the Business.

(b)    The Company has not in the past five (5) years received any written notice, citation, summons, order or complaint, no penalty or Liability has been assessed or is pending or, to the Company’s Knowledge, threatened by any third party (including any Governmental Authority), and the Company is not and has not in the past five (5) years been the subject of any Legal Proceedings, with respect to: (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, recycling, transport, disposal, arranging for disposal, release or threatened release, spilling, leaking, discharge, exposure to, pumping, pouring, emitting, emptying, injecting, leaching, and/or dumping of Hazardous Substances, (ii) non-compliance with Environmental Laws, (iii) failure to hold or comply with Environmental Permits, (iv) any other Liabilities (contingent or otherwise) arising under Environmental Laws. The Company has not during the past five (5) years received any written request for information, notice of claims, demand or other notification that the Company is or may be potentially responsible with respect to any Remediation and/or costs related to any Remediation.

(c)    To the Company’s Knowledge, none of the Leased Real Property or Formerly Occupied Real Property requires, has required or is undergoing Remediation, and no Hazardous Substances generated, disposed and/or otherwise handled by or on behalf of the Company has come to be located at any site that requires, has required, may require or is undergoing Remediation. Schedule 3.15(c)(ii) contains a true and complete legal description and street address of each parcel of Formerly Occupied Real Property.

(d)    To the Company’s Knowledge, there are no current underground storage tanks, septic tanks, dry wells, leach fields or other similar subgrade infrastructure used or formerly used for the storage, disposal or other handling of Hazardous Substances (“Subgrade Infrastructure”, but not including subgrade piping that is connected to the municipal sewer system) located at, on or under the Leased Real Property or any Formerly Occupied Real Property. Any former Subgrade Infrastructure that was located at, on or under the Leased Real Property, or, to the Company’s Knowledge, any Formerly Occupied Real Property, and any associated Hazardous Substance conditions, were removed and/or Remediated in compliance with applicable Environmental Laws and require no further Remediation under Environmental Laws.

(e)    To the Company’s Knowledge, there are no Hazardous Substances at, on, under or migrating from or to the Leased Real Properties, or any Formerly Occupied Real Property and/or present at any other locations and/or in any other conditions or circumstances (i) for which the Company has or may have Liability under Environmental Laws, (ii) that are in violation of Environmental Laws, and/or (iii) that require Remediation.

(f)    There have been no Environmental Reviews conducted in relation to the Company, the operation of the Business, or, to the Company’s Knowledge, the Leased Real Property or any Formerly Occupied Real Property. The Company has made available to Buyer copies of reports from all Environmental Reviews and all other material documentation pertaining to environmental, health or safety matters relating to the Company, the Business, and/or past or current operations, properties or facilities of the Company (including without limitation the Leased Real Properties), in each case which are in the possession or under the reasonable control of the Company.

(g)    The Company has not retained or assumed, or provided an indemnity or commitment (whether by Contract, Law or otherwise) with respect to, any Liability and/or responsibility of any other Person under Environmental Laws, including, but not limited to, liabilities, obligations and/or responsibilities for (x) Remediation of Hazardous Substances and/or (y) costs related to any Remediation.

3.16.    Employment Law Compliance.

(a)    With reference to each current employee, including apprentice (“apprendistato”) (the “Employees”), the Company has complied with all applicable labor law, regulations, national and integrative, collective bargaining agreements (“contratti collettivi”), individual terms and conditions of employment or service (or the relevant termination or settlement agreement) and with all existing obligations towards its Employees, collaborators and independent contractors, temporary workers, agents, attorneys-in-fact or “procacciatori d’affari” (and, insofar as relevant, whether still or formerly employed or hired). Without limitation for the foregoing generality, the Company complies and has complied in particular with all instructions and obligations imposed by the competent local authorities in the fields of labor law, social security law, health and safety law, data protection and privacy law applicable to employment and working relationship with collaborators, independent contractors, temporary workers, agents, attorneys-in-fact or “procacciatori d’affari”.

(b)    All former employees and self-employment contractors of any type (“collaboratori a progetto” and “collaboratori occasionali” and “persone giuridiche a partita iva” (the “Former Employees” and the “Former Collaborators” respectively)) of the Company and/or ATES dismissed or terminated for any cause, have been duly paid, and they may not validly allege and/or claim any employment relationship with the Company.

3.17.    Taxes.

(a)    The Company has duly, within the legally applicable time limits: (a) established and filed all Company Tax returns with the relevant authorities, and provided all statements and returns required with respect to Tax matters; the information contained therein is exhaustive, accurate and true; and (b) paid or set aside appropriate provisions for all Taxes, contributions, charges and duties whatsoever (whether or not shown on a Tax return) which the Company has become liable to pay or withhold. The Company is not, and has not been, under any liability to pay any penalty, fine, surcharge or interest in respect of Tax.

(b)    The Company has met its obligations with respect to timeliness and form of record keeping. The Company has in all its audited and certified financial statements (including the balance sheet and the profit and loss accounts and the notes thereto) made the appropriate provisions for any Taxes and Social Security amount due.

(c)    The Company is registered for VAT in Italy and has made, given, obtained and kept up to date, full and accurate records, invoices and documents appropriate or required for the purposes of VAT or of the applicable national sales taxes.

(d)    Acquisitions, disposals, reorganizations (including but not limited to, any merger, contribution, share capital increase or decrease, shares buy-back, incentive shares plans, spin-off, etc.) involving the Company were carried out in accordance with applicable Tax and Social Security Laws and have given rise, in due time, to the payment in full of Taxes or to the completion of declarations or formalities applicable in matters of Taxes.

(e)    The Company is not and has not been subject to any Tax audit, reassessment procedure, investigation or dispute during the five (5) years preceding the Closing Date and the Company has not received any notification, request for information, claim or challenge from the tax authorities. There is no existing fact or circumstance that could cause concern in the context of a future Tax audit or reassessment. There is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against the Company, in respect of any Tax, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by any Seller or the Company. No Seller or the Company has received written notice from any Taxing Authority with which the Company does not file Tax Returns that the Company is or may be subject to taxation by that Taxing Authority.

(f)    The Company has withheld and timely paid all Taxes that it was required to withhold and pay with respect to any employee, independent contractor, creditor, member, or any other Person, and has timely filed all information returns or reports that are required to be filed and has, in all material respects, accurately reported all information required to be included on such returns or reports.

(g)    Schedule 3.17(g) lists all Tax Preferences granted to the Company. There exists no fact or circumstance that would preclude the Company from receiving the benefits of such Tax Preferences, and the Company has complied with all applicable legal requirements for all Tax Preferences claimed on their Tax Returns or which is the basis for the Company to not file a Tax Return. The Tax Preferences are not subject to reduction, revocation, cancellation or any other material changes (including retroactive changes) except through (i) a change in applicable Laws published by relevant Governmental Authority or (ii) the expiration in the ordinary course of any such Tax Preference in accordance with its terms.

(h)    The Company is and has been solely resident in Italy for Tax purposes. The Company is not (nor has been) resident for Tax purposes nor has (or has had) a branch, permanent establishment, agency or other taxable presence in any jurisdiction other than its jurisdiction of organization, nor is it liable for Tax as agent of any other person or business, nor does it constitute a branch, permanent establishment or taxable presence of any other person, business or enterprise in any jurisdiction other than its jurisdiction of organization other than as provided under Schedule 3.17(h). No claims have been made by any Taxing Authority in any jurisdiction where the Company does not file Tax returns, that nexus or any other basis exists for making the Company subject to Tax by any such jurisdiction.

(i)    The Company has not been a party to or otherwise knowingly involved in any transaction or series of transactions which, or any part of which, is intended to avoid, or unlawfully reduce or delay or defer any Tax. The operations of any nature in which the Company is/are involved in are real and are not fictious or fraudulent and cannot be recharacterized by any Taxing Authority.

(j)    The Company has not entered into any agreement stipulating a deferral for the payment of any Tax, duty or social security contributions.

(k)    All declarations relating to Tax Preference were true, correct, accurate and complete and any tax credits from which the Company has benefited are correct and existing and have been used in compliance with applicable Tax and Social Security Laws.

(l)    The Company’s activities, transactions and operations have been carried out on an arm’s-length basis and are in the corporate interests of the Company. All material documentation (such as contracts, invoices and quotations) required to be maintained in connection with transfer pricing and with the proof of the correct tax deductibility of the costs have been maintained in compliance with Tax and Social Security Laws and are available to the Company.

(m)    The Company has complied with the Tax and Social Security Laws applying to the agreements or contracts entered into by the Company.

(n)    The Company has never been a member of any consolidated, combined, affiliated, unitary, aggregate or similar group of corporations for any Tax purposes.

(o)    The Company is not bound by any obligation to indemnify a third party for its tax obligations or to succeed it in such obligations.

(p)    The Company does not incur any additional tax or lose any right or tax benefit as a result of the transfer of the Purchased Shares to Buyer unless additional Tax were incurred by the Company resulting from any Code Section 338(g) election made by Buyer.

(q)    All necessary Tax or Tax supporting documentation, policy or justification in respect of time periods starting or finishing prior to or on the Closing Date is in all material respects available to the Company.

3.18.    Employee Relations.

(a)    Except as expressly provided under Schedule 3.18(a), there are no other collective labor agreements at any level (national, territorial and Company level) applicable to the Employees.

(b)    Schedule 3.18(a) provides for the full, correct and comprehensive list of all the Employees including temporary workers (“lavoratori somministrati”) and self-employment contractors of any type (“collaboratori a progetto” and “collaboratori occasionali” and “persone giuridiche a partita iva”) as of January 15, 2024, as well as the indication, per each Employee, of type of employment contract (including fixed-term contracts), contractual ranking and level, hiring date, place of work, gross annual salary, variable compensation, benefits, any other form of remuneration and/or compensation, company cost, term of the fixed-term employment contract. There are no economic entitlements applicable to the Employees other than those indicated under Schedule 3.18(a). The only employment relationships in place at are those included under Schedule 3.18(a).

(c)    No other worker, not being an Employee, who has worked for the Company under a contractual relationship as an independent party (including as an independent contractor, agent etc.), can validly claim to have the status of employee or independent contractor of the Company, with relevant benefit, compensation and social security credits.

(d)    All Employees are regularly recorded in the appropriate books together with the aggregate compensation payable, in accordance with all applicable Laws and regulations, including collective bargaining agreements (“contratti collettivi”).

(e)    The Company has made all filings and taken all actions required to be made or taken under applicable social security laws and regulations and all social security charges and payments due under such laws and regulations (including under individual or collective dismissal agreements) have been fully paid or adequately provided for in the Financial Statements. All contributions due with respect to the pension and voluntary early retirement, death, disability and sickness obligations have at all times been fully paid or provided for in the Financial Statements and have been made in accordance with the applicable Laws and regulations.

(f)    Except for the Employees listed in Schedule 3.18(a), there are no individuals (including, without limitation, temporary workers, apprentices and directors): (a) who have the right, under applicable Law, to be hired as an employee, for a definite or indefinite period of time, or to be reinstated in their position as employees; and (b) who may validly allege and/or claim an employment relationship with the Company, nor the payment of employment-related entitlements and burdens, nor any such claim may be validly raised by third parties (including competent authorities). With particular reference to Employee “EL”, currently hired by the Company with a fixed term contract, the Company guarantees that he may not validly allege and/or claim a different employment relationship with the Company, including in consideration of his past consultancy agreement with the Company terminated as of December 19, 2023.

(g)    The Company is not engaged in any arbitration, judicial or administrative proceedings concerning labor, employment and social security matters and, to the Company’s Knowledge, there are no proceedings threatened in writing of such nature, which will, or may, result in Losses for the Company. To the Company’s Knowledge, there are no grounds for any claim anyhow relating to alleged violations of employment, labor and social security Laws, individual and collective agreements. The Company is not bound by any administrative or judicial ruling pursuant to which it is obligated to reinstate in his/her position any Former Employee or Former Collaborator.

(h)    No director, officer, Employee, Former Employee, Former Collaborator of the Company or ATES will become entitled to any retirement, severance, profit sharing or similar benefit or enhanced or accelerated benefit or special treatment as a result of, or in connection with, the transactions contemplated by this Agreement.

(i)    No disputes or claims for unpaid remuneration or of any other kind (in particular, without limitation, with reference to the termination of the employment agreement either by individual or collective dismissal) raised by any of the Employees (including Former Employees and Former Collaborator), collaborators, independent contractors, temporary workers, agents, attorneys-in-fact, “procacciatori d’affari” or the competent trade unions are pending.

(j)    In relation to directors, officers, Employees, Former Employees, Former Collaborators, there are no contracts, resolutions or other arrangements providing for “golden parachutes”, bonuses or other entitlements in connection with change of control events (including the consummation of the transactions contemplated by this Agreement), special terms of termination other than those set forth by applicable Laws or collective agreements, stability agreements, non-compete covenants, confidentiality agreements, restrictions on termination of employment/contractual/corporate relationships, extraordinary entitlements, commitments vis-à-vis trade unions and works council, commitments to make specific investments or to guarantee a certain total number of employees, or to maintain or hire/re-hire a certain/specific number of employees.

(k)    All service agreements howsoever falling under the rules and regulations of the service agreements (“contratti di appalto”) which currently are, or have been, in place with third party service providers, by which services of any type are, or have been, rendered to the Company and/or the Subsidiaries (collectively, the “Former and Current Service Agreements”) are genuine services agreements and comply, and have complied, in all material respect with, and have been performed in all material respects in compliance with, any applicable Law, including but not limited to safety and hygiene at work legislation. Any individual who has rendered or is rendering at any title services under Former and Current Service Agreements (including sub-contracts) (collectively, the “Former and Current Service Agreements Individuals”) has been regularly hired and correctly ranked and the relevant employment or contractual relationship has been performed, in all material respects, in compliance with any applicable Law, collective agreements and individual contracts, and any and all the obligations pertaining to payment of salary, considerations, social security contributions, insurance premiums and withholding Taxes in connection with Former and Current Service Agreements Individuals have been fully and timely complied with. Neither Former and Current Service Agreements Individuals, nor third parties (including competent authorities) may validly allege and/or claim an employment relationship between any such Former and Current Service Agreements Individual and the Company, nor the payment of employment-related entitlements and burdens.

(l)    As at the date of this Agreement, the Company is bound and fulfilled its obligations to hire individuals belonging to special protected categories pursuant to applicable Laws, including without limitation Law no. 68/99. ATES is not bound to hire any individuals belonging to special protected categories pursuant to applicable Laws.

(m)    The Company has correctly fulfilled its obligations regarding health and safety in the workplace in accordance with the provisions contained in Legislative Decree 81/2008 and other applicable regulations and have convened periodic meetings regarding health and safety in the workplace. The Company has also properly put in place all communications required by applicable Law and contracts (including collective bargaining agreements) to the competent authorities.

(n)    The Company has used the employment social relief measures approved by the Italian Government during COVID in full respect with all applicable Law and the relevant agreements with the trade unions.

3.19.    Transactions with Related Parties.

(a)    Except as set forth on Schedule 3.19(a) or otherwise contemplated by this Agreement, during the last three (3) years, (i) there has not been any Contract, transaction or arrangement between the Company, on the one hand, and a Related Party, on the other hand, and (ii) no Related Party has or had (A) any interest in any property or assets used by the Company in the conduct of its business, (B) any direct or indirect ownership or other interest in any competitor of the Company; or (C) any other transaction with the Company involving greater than Five Thousand Euros (€5,000) (other than employment relationships in the ordinary course of business).

(b)    Schedule 3.19(b) sets forth a true and complete list of any Related Party who is an director, manager, officer, employee or independent contractor of the Company. Such schedule also identifies the role of each such individual at the Company as well as such individual’s relation to the applicable Seller, director, manager, trustee or officer.

3.20.    Insurance. Schedule 3.20(a) contains a complete and correct list of all policies and Contracts for insurance (including type of coverage, name of insured, the insurer, coverage, premium, and deductible amounts and expiration dates) with respect to which (x) the Company is the owner, insured or beneficiary or (y) the Company’s properties or assets are covered. All such policies are in full force and effect, all material amounts due for premiums with respect thereto covering all periods up to and including the Closing Date have been paid in accordance with their terms, and no written notice of cancellation, termination or non-renewal has been received by the Company or any Seller with respect to any such policy. To the Company’s Knowledge, the Company is not in default with respect to any provision contained in any such policy. Except as set forth on Schedule 3.20(b): (i) all of such coverages are provided on a “claims made” (as opposed to an “occurrence”) basis; (ii) there are not (and in the past three (3) years there have not been) any outstanding claims under such policies; (iii) there are no premiums or claims due under such policies which remain unpaid; (iv) in the past three (3) years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (v) the Company has not been refused any insurance, nor have any of the insurance coverages the Company been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance, in each case during the past three (3) years. The Company does not have any self insurance or co-insurance programs. The Company has made available to Buyer loss runs for each of the policies identified on Schedule 3.20(a) for each of the past three (3) years.

3.21.    Brokers. None of the Sellers or the Company has retained, nor is any Seller or the Company obligated for any commission, fee or expense to, any broker, finder, financial advisor, or investment banking firm in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

3.22.    Restrictions on Business Activities. There is no Contract or Order binding upon the Company that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing any material business practice of the Company, any acquisition of material property by the Company or the conduct of the Business, in each case as currently conducted by the Company.

3.23.    Pending Transactions. Except as set forth on Schedule 3.23, the Company is not a party to any transaction to acquire or agree to acquire any Person, any business, or any portion thereof, whether (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of or Equity Interests in, any Person or (y) by any other manner.

3.24.    Relationship with Significant Customers. Except as set forth on Schedule 3.24, the Company has not received any oral or written communication or notice that any Significant Customer (a) has ceased or terminated, or will cease or terminate, its use of the products or services of the Company, (b) has materially reduced, or will materially reduce, its use of such products or services, (c) will cancel, terminate, or materially adversely change the terms (whether related to payment, price or otherwise) with respect to, purchasing products or services from the Company, or (d) will modify its business relationship with the Company in a manner materially adverse to the Company. “Significant Customers” means the top ten (10) customers of the Company by dollar/euro volume of sales, in each of the following periods: (i) the fiscal year ended June 30, 2023 and (ii) the five (5) -month period ended as of the Interim Financials Date. Schedule 3.24 sets forth the name of each Significant Customer and the dollar/euro volume of sales for each Significant Customer in each of such periods.

3.25.    Relationship with Significant Suppliers. The Company has not received any notice, and has no reason to believe, that any Significant Supplier (a) will stop, materially decrease the rate of, or materially adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services the Company or (b) will modify its business relationship with the Company in a manner materially adverse to the Company. “Significant Supplier” means the top ten (10) suppliers, vendors, service providers, or licensors of the Company by dollar/euro volume of costs and expenses, in each of the following periods: (i) the fiscal year ended June 30, 2023 and (ii) the five (5) -month period ended as of the Interim Financials Date. Schedule 3.25 sets forth the name of each Significant Supplier and the dollar/euro volume of costs and expenses for each Significant Supplier in each of such periods.

3.26.    Product Liability; Warranty.

(a)    Schedule 3.26(a)(i) sets forth true, correct and complete copies of any standard published product warranties and standard terms and conditions for sales of any products or services of the Company that are in effect or otherwise enforceable as of the date hereof (containing applicable guarantee, warranty and indemnity provisions (if any)) (the “Standard Warranties”). Except as set forth on Schedule 3.26(a)(ii), such warranty obligations have not been modified or expanded for any customer beyond that set forth in such standard warranties. Except as set forth on Schedule 3.26(a)(iii), the Company has not made any express warranties to third parties with respect to any products manufactured, sold, distributed or licensed, or any services rendered, by the Company in the last five (5) years, other than any such warranties set forth in the Standard Warranties.

(b)    During the last three (3) years, the Company has not been party to any material disputes or controversies involving any customer, retailer, distributor, manufacturer, supplier or any other Person that is or was regarding, related to, arising from, or in connection with the quality, merchantability or safety of, any actual or alleged defect in or involving, any breach of warranty in respect of, or any Liability directly or indirectly caused by any products or services manufactured, distributed, sold or provided by the Company.

(c)    There are no material design, manufacturing or other defects, latent or otherwise, with respect to any products or services manufactured, distributed, sold or provided by the Company, and the Company does not have, nor in the past three (3) years has had, any material Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of a product or service manufactured, distributed, sold or provided by the Company.

(d)    In the last five (5) years there has not been any product recall by the Company.

3.27.    Liability Pursuant to Legislative Decree 231.

(a)    None of the subjects referred to under article 5 of Italian Legislative Decree no. 231/2001 (as same may have been or be further amended, the “Decree 231”) have carried out (or are carrying out, at of date of the Agreement) any acts, actions or omissions, also in the form of the attempt, in the interests or to the advantage of the Company, such as to result in one of the alleged-offences (“reati-presupposto”) which entail the administrative liability of legal entities pursuant to the Decree 231.

(b)    No act, action or omission, nor any fact and/or circumstance which may entail the administrative liability of the Company pursuant to the Decree 231 have occurred.

3.28.    Purchase for Investment. Each Seller acknowledges that the Buyer Parent Shares that may be issued pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or under any state securities laws. With respect to any Buyer Parent Shares delivered to the Sellers pursuant to this Agreement, each Seller (a) is acquiring the Buyer Parent Shares pursuant to an exemption from registration under the Securities Act for such Seller’s own account solely for investment with no present intention or plan to distribute any of the Buyer Parent Shares to any Person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act; (b) will not sell or otherwise dispose of any of the Buyer Parent Shares, except in compliance with an exemption from registration under the Securities Act, including Rule 144 promulgated under the Securities Act (the “Rule”); (c) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act); and (d) is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer. No Seller nor any Seller’s respective Affiliates is affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer.

3.29.    Legend. Each Seller acknowledges that all certificates, including book-entry representations of certificates, or other instruments representing Buyer Parent Shares issued hereunder will bear legends substantially to the following effect (in addition to any legend required under applicable federal, state, local or non-United States law):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

3.30.    Registration Rights. Each Seller acknowledges and understands that, except as provided in the Lock Up Agreement, Buyer Parent is under no obligation to register the Buyer Parent Shares for public sale in the future, that any sales made publicly under the Rule must be made in accordance with the procedures of that Rule, and that any other resale of the Buyer Parent Shares may require compliance with some other exemption from registration under the Securities Act. Each Seller further acknowledges that if an exemption from registration under the Securities Act is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Parent Shares, and requirements relating to Buyer Parent which are outside of such Seller’s control, and which Buyer Parent is under no obligation and may not be able to satisfy.

3.31.    Sophisticated Investor. Each Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the issuance of the Buyer Parent Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of acquiring the Buyer Parent Shares, and can bear the economic risk and complete loss of its investment in the Buyer Parent Shares.

3.32.    Existing Ownership. No Seller legally or beneficially owns or controls, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in Buyer Parent, or has any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to Buyer Parent Shares as to be issued to the Sellers pursuant to the transactions contemplated herein.

3.33.    No General Solicitation. No Seller learned of the transactions contemplated by this Agreement, including the issuance of the Buyer Parent Shares, as a result of any general solicitation or general advertising.

3.34.    Reliance on Exemptions. Each Seller understands that the Buyer Parent Shares are offered and sold to the Sellers in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Buyer Parent is relying in part upon the truth and accuracy of, and each Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Buyer Parent Shares.

3.35.    Compliance with Applicable Law. If any Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Seller hereby represents that such Seller has fully observed of the laws of its jurisdiction in connection with the issuance of the Buyer Parent Shares and the transactions contemplated by this Agreement, including (i) the legal requirements within his jurisdiction for the issuance of the Buyer Parent Shares, (ii) any foreign exchange restrictions applicable to such issuance, (iii) any governmental or other consents that may need to be obtained, and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the issuance, holding, sale, or transfer of the Buyer Parent Shares. The issuance of Buyer Parent Shares to each Seller and each Seller’s continued beneficial ownership of the Buyer Parent Shares will not violate any applicable securities or other laws of such Seller’s jurisdiction.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Buyer Parent, jointly and severally, each hereby represents and warrants to the Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof:

4.1.    Organization. It is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. It has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

4.2.    Authority. It has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is or will be a party (or is or will otherwise be subject) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by it of this Agreement and the Ancillary Documents to which it is or will be a party (or is or will otherwise be subject), and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on its part. No other corporate, limited liability company or other organizational proceedings on its part are necessary to authorize such execution, delivery or performance or to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is or will be a party (or is or will otherwise be subject). Each of this Agreement and each Ancillary Document to which it is a party has been duly and validly executed and delivered by Buyer, and constitutes its valid and binding obligation, enforceable against it in accordance with their respective terms, except as such enforcement shall be limited by the Enforceability Exceptions.

4.3.    No Conflict.

(a)    Assuming the accuracy of the representations and warranties set forth in Article III, the execution, delivery and performance by it of this Agreement and the Ancillary Documents to which it is or will be a party (or is or will otherwise be subject), and the consummation by it of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, violate or breach any provision of any Organizational Document of Buyer or Buyer Parent.

(b)    Buyer and Buyer Parent expressly acknowledge that, notwithstanding the Disclosed Conflicts, Buyer, Buyer Parent, the Company and the Sellers have not sought any approval, consent, or waiver, and no Person has provided any such approval, consent or waiver, in connection with the Disclosed Conflicts.

(c)    Buyer and Buyer Parent expressly acknowledge and agree that the Sellers and the Company do not make any representation or warranty as to whether any Golden Power Authorization or Antitrust Clearance is necessary in connection with the execution, delivery or performance by any Seller or the Company of this Agreement or the other Ancillary Document to which any Seller or the Company is or will be a party (or otherwise subject to) or the consummation by any Seller or the Company of the transactions contemplated hereby or thereby.

4.4.    Financial Statements.

(a)    Buyer Parent has made available to the Sellers copies of the Buyer Parent Financial Statements. Except as set forth on Schedule 4.4(a), the Buyer Financial Statements have been prepared in accordance with U.S. GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of Buyer Parent and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b)    Except as set forth on Schedule 4.4(b), Buyer Parent (i) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP, (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer Parent by others within those entities, and (iii) has disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer Parent’s ability to record, process, summarize and report financial information.

4.5.    Filings.

(a)    In the past three (3) years, Buyer Parent has paid all fees and filed all forms, reports and documents required to be paid or filed by Buyer Parent with the SEC (collectively, the “SEC Reports”). Except as set forth on Schedule 4.5(a), as of the date on which they were filed, the SEC Reports were prepared in all material respects in accordance with the Securities Laws and none of the SEC Reports contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    Buyer and Buyer Parent have made available to the Sellers copies of Buyer Parent’s (i) annual reports on Form 10-K for the year ended December 31, 2022; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; and (iii) proxy materials used or for use in connection with its annual meeting of shareholders held in 2023. Except as set forth on Schedule 4.5(b), such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.6.    Compliance with Laws. Except as set forth on Schedule 4.6, Buyer Parent and each of its Subsidiaries is in compliance with all Laws and Orders applicable to its business, assets and deposits, properties and its conduct of business and relationship with its employees, except where the failure to comply would not have a material adverse effect.

4.7.    Litigation. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or Buyer Parent that, if adversely decided, would have a material adverse effect on Buyer or Buyer Parent or materially and adversely affect their respective ability to consummate the transactions contemplated by this Agreement.

4.8.    Buyer Parent Shares Consideration. The Buyer Parent Shares to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and subject to no Encumbrances, except as imposed by the Securities Laws.

4.9.    SEC Registration and NYSE Listing. It has received no notification that the SEC or the NYSE is contemplating terminating the registration or listing of Buyer Parent Shares.

4.10.    Brokers. It has not retained, nor is it obligated for any commission, fee or expense to, any broker, finder, financial advisor or investment banking firm in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

ARTICLE V.
COVENANTS AND OTHER AGREEMENTS

5.1.    Restrictive Covenants.

(a)    Confidentiality. For the duration of the Restricted Period: (i) each Seller shall keep confidential and not furnish, make available or disclose to any other Person or use for such Seller’s own benefit or the benefit of any other Person any confidential, non-public or proprietary information, technology, know-how, trade secrets (including all results of research and development), algorithms, customer lists, ideas, designs, formulas, methods, processes, designs, formulas, methods, processes, programs, prototypes, systems, techniques, inventions or Intellectual Property related to the Company or the Business (“Confidential Information”); (ii) each Seller shall refrain from using (directly or indirectly) any Confidential Information except in connection with this Agreement or as expressly contemplated or permitted hereby, and each Seller shall deliver promptly to the Company or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in such Seller’s possession; and (iii) each Seller shall hold all Confidential Information in strict confidence, using the same degree of care that such Seller uses in protecting such Seller’s own most confidential information, but in no event less than a reasonable degree of care. The obligations of each Seller under this Section 5.1(a) shall not apply to Confidential Information which is independently developed by a third party without Seller violating this Agreement or any legal right of Buyer, Buyer Parent or any Affiliate of either of Buyer or Buyer Parent, is or becomes generally available to the public without any breach of this Section 5.1(a) or any other confidentiality obligation binding on such Seller. To the extent any Confidential Information is required to be disclosed by Law or Governmental Authority, each Seller shall, if permitted by applicable Law or Governmental Authority: (i) notify Buyer as early as reasonably practicable, (ii) prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information, (iii) cooperate with Buyer and the Company to protect against or limit the scope of such disclosure (including in connection with any attempt by Buyer or the Company to obtain and protective order or other remedy), and (iv) continue to protect as confidential, all Confidential Information disclosed in connection with the foregoing; provided that in the event that such protective order or other remedy is not obtained, such Seller shall, if permitted by applicable Law or Governmental Authority, furnish only that portion of such information which, in the reasonable opinion of such Seller’s counsel, such Seller is legally compelled to disclose and shall exercise commercially reasonable efforts (at the Company’s expense) to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed. Upon the Closing, any and all confidentiality, non-disclosure or other similar agreements entered into by Buyer and the Sellers prior to the date hereof in connection with the Company and/or the Business shall be hereby rendered null and void and shall cease to be of any further force or effect.

(b)    Noncompetition. Each Seller hereby agrees for the duration of the Restricted Period not to, and agrees that it shall cause such Seller’s Affiliates to not, (i) engage, directly or indirectly, in any manner in the Business anywhere in Europe, Asia or North America (collectively, the “Territory”) (whether by acquisition, debt or equity investment, as an employee, consultant, advisor, independent contractor, officer, director, partner or manager of any Person, or otherwise), (ii) engage, directly or indirectly, in any activity that competes with the Business anywhere in the Territory (whether by acquisition, debt or equity investment, as an employee, consultant, advisor, independent contractor, officer, director, partner or manager of any Person, or otherwise), (iii) persuade or encourage or attempt to persuade or encourage any customer of any Covered Entity to diminish or cease doing business with such Covered Entity, (iv) solicit, accept, or engage any customer of any Covered Entity or the Business for products or services directly or indirectly competitive with the Company or the Business or otherwise interfere with any customers, suppliers or other business relations of any Covered Entity or the Business, (v) solicit, recruit or hire for employment or other services, or employ or engage as a consultant or otherwise, any employee of any Covered Entity (or encourage any such employee to leave such employment) or any Person that was an employee of any Covered Entity within twelve (12) months prior to such solicitation, recruitment or hiring, or (vi) attempt in any way, directly or indirectly, to obtain for itself, or others, or to otherwise divert from any Covered Entity, any rights, benefits, sales or profits arising out of or in connection with any Covered Entity or the Business; provided, however, that nothing contained in this Section 5.1(b) will prevent either Seller (or any of their Affiliates) from: making an equity investment of not more than three percent (3%) in any Person whose securities are publicly traded and listed on a national stock exchange.

(c)    Non-Disparagement. For the duration of the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates to not, directly or indirectly make, or cause to be made, written or oral statements or any other form of communication (including any communications on Social Media Accounts, social media or through other media), that are derogatory or disparaging to, or are harmful to the professional standing of, or refer to or disclose any alleged misconduct of, the Company or its predecessors, successors or its past, current or future parents (including Buyer, Buyer Parent, and its direct and indirect subsidiaries), Subsidiaries, related entities, or any of their equityholders, officers, directors, managers, partners, agents, employees, or assigns.

(d)    Each Seller agrees that any breach of this Section 5.1 will result in irreparable damage to Buyer and the Company for which Buyer and the Company may have no adequate remedy at Law, and, therefore, if such a breach should occur, each Buyer may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.1.

(e)    The Parties acknowledge and agree that each Seller’s covenants and obligations contained in this Section 5.1 are a material inducement to Buyer entering into this Agreement and are essential to the continued growth and stability of the business, goodwill, and customer base of Buyer and its Affiliates (including, following Closing, the Company and its Subsidiaries) and to the continuing viability of the endeavors of Buyer and its Affiliates (including, following Closing, the Company and its Subsidiaries).

(f)    Seller acknowledges and agrees that restrictions set forth in Section 5.1 (including the territorial, time and scope limitations set forth in this Section 5.1) are reasonable and necessary for the protection of Buyer and its Affiliates (including, following Closing, the Company and its Subsidiaries). In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction or other tribunal, Buyer and each Seller agree, and Buyer submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court or tribunal shall deem reasonable under the circumstances.

(g)    Each Seller acknowledges and agrees that (i) the execution and delivery of this Agreement by such Seller with respect to this Section 5.1 is a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement, (ii) the covenants and agreements set forth in this Section 5.1 are a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, (iii) such Seller will receive substantial direct and indirect benefits by virtue of the transactions contemplated by this Agreement, and (iv) Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if any Seller breaches the provisions of this Section 5.1.

5.2.    Release.

(a)    Effective as of the Closing, in consideration for the agreements and covenants of Buyer set forth in this Agreement, each Seller, on behalf of such Seller, such Seller’s Affiliates and such Seller’s and their respective, as applicable, equityholders, officers, directors, managers, partners, trustees, beneficiaries, employees, agents, heirs, representatives, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby knowingly, voluntarily, irrevocably and unconditionally releases and forever discharges from and for, and covenants not to sue Buyer, any Covered Entity, or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, managers, partners, employees, or agents for or with respect to, any and all claims, causes of action, demands, rights, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, accrued or unaccrued, due or to become due, that any Buyer Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover any claims against Buyer or any of its Affiliates arising out of or relating to this Agreement or any Ancillary Document.

(b)    Effective as of the Closing, in consideration for the agreements and covenants of each Seller set forth in this Agreement, the Company, Buyer and Buyer Parent, on behalf of such person, such person’s Affiliates and such person’s and their respective, as applicable, equityholders, officers, directors, managers, partners, trustees, beneficiaries, employees, agents, heirs, representatives, successors and assigns (collectively, the “Seller Releasing Parties”), hereby knowingly, voluntarily, irrevocably and unconditionally releases and forever discharges from and for, and covenants not to sue any Seller, or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, managers, partners, employees, or agents for or with respect to, any and all claims, causes of action, demands, rights, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, accrued or unaccrued, due or to become due, that any Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover any claims against any Seller or any Seller’s Affiliates arising out of or relating to this Agreement or any Ancillary Document.

5.3.    Stockholder Solicitation. For so long as a Seller or any of such Seller’s respective Affiliates, heirs, successors or assigns, owns any interest in Buyer Parent, none of such Seller or any of such Seller’s respective Affiliates, heirs, successors or assigns shall, and each shall cause their Affiliates not to: (a) directly or indirectly initiate, solicit, seek, knowingly encourage, or knowingly facilitate the making of, any submission or announcement of a matter or proposal (a “Proposal”) at a meeting of Buyer Parent’s stockholders, or that constitutes, or could reasonably be expected to lead to, any Proposal, (b) solicit proxies with respect to a Proposal, or (c) initiate a stockholders’ vote or action by written consent of Buyer Parent’s stockholders with respect to a Proposal, unless and until such Proposal has been recommended for stockholder approval by Buyer Parent’s board of directors. Nothing in this provision shall limit any right any Seller may have, if applicable, from voting on proposals or matters properly brought before the stockholders of Buyer Parent at an annual or special meeting of the stockholders.

5.4.    Further Assurances. From time to time after the Closing, Buyer shall, at the request of the Sellers, execute and deliver any further instruments or documents and take all such further action as the Sellers may reasonably request in order to evidence the consummation of the transactions contemplated hereby, all at the sole cost and expense of the Sellers (unless the Sellers are entitled to indemnification therefor under Section 7.2(b)). From time to time after the Closing, the Sellers shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby, all at the sole cost and expense of Buyer (unless Buyer is entitled to indemnification therefor under Section 7.2(a)).

5.5.    Substitution and Release of Guarantees. From and after the Closing Date, Buyer and its Affiliates (including the Company) shall use their respective commercially reasonable efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Sellers or any Affiliate thereof (collectively, the “Seller Guarantors”), in respect of all obligations of the Seller Guarantors under any Seller Guarantees and, in each case, obligations from the creditor or other counterparty to each Seller Guarantee a full and irrevocable release of the Seller Guarantors that are liable, directly or indirectly, to such creditor in respect of such Seller Guarantee. None of the Seller Guarantors shall be required to make any payment, incur any out-of-pocket costs to obtain the foregoing terminations, substitutions or replacements of any Seller Guarantees (the “Seller Guarantee Replacement Costs”).

5.6.    Removal of Restrictive Legends. Buyer Parent agrees that, following the end of the Restriction Period (as defined in the Lock Up Agreement), if the transfer agent of the Buyer Parent Shares has not promptly complied with a written request from a holder of the Buyer Parent Shares for the removal of the restrictive legends placed on the Buyer Parent Shares pursuant to the Irrevocable Transfer Agent Instructions (each such request, a “Restricted Legend Removal Request”), then Buyer Parent shall promptly comply with and help facilitate such Restricted Legend Removal Request, including by providing Buyer Parent’s transfer agent with any document, information or instruction required for the removal of such restrictive legends (provided that the Buyer Parent Shares that are the subject of the Restricted Legend Removal Request may be sold publicly by such holder pursuant to an exemption from registration under the Securities Act).

5.7.    Delivery of Audited Financial Statements. If Arigossi is the Managing Director (Amministratore Delegato) of the Company at all times during such period, on or prior to the date that is ninety (90) days after the Closing Date, Sellers shall use their reasonable best efforts to deliver to Buyer audited financial statements of the Company dated as of the Closing Date. Time shall not be of the essence with regards to this covenant. Buyer shall cause the Company to reasonably cooperate with Sellers in connection with such process.

ARTICLE VI.

TAX MATTERS

6.1.    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, gross or net sales, payments, payroll or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time), and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.2.    Cooperation on Tax Matters. From and after the Closing, Buyer (and Buyer shall cause the Company) and the Sellers shall furnish or cause to be furnished to each other, upon reasonable request, as promptly as is practicable, such information and assistance relating to the Company (including without limitation access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for or prosecution or defense of any Tax Contest. Buyer and Seller shall (and shall cause the Company to) retain all books and records with respect to Taxes (including Income Taxes) for any period up to and including the Closing Date, pertaining to the Company, until expiration of the statute of limitations (and, to the extent notified by the Sellers, any extensions thereof) of the respective taxable periods.

6.3.    Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Buyer. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges that it is required to file by applicable Law, and, if required by applicable Law, Sellers will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and the Sellers shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.4.    Responsibility for Filing Tax Returns. If not filed prior to the Closing Date, Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Company the due date of which (taking into account extensions) is after the Closing Date. With respect to Tax Returns of the Company for any Straddle Period: (a) Buyer shall cause a draft of each such Tax Return to be made available to the Sellers for their review and reasonable comment no later than twenty (20) Business Days prior to the due date for the filing of such Tax Return; and (b) in the event the Sellers do not provide comments within ten (10) Business Days before such Tax Returns are to be filed, the Sellers shall be deemed to have consented to the draft provided.

6.5.    Tax Refunds. Each of the Sellers and Buyer shall cooperate, and cause each of their Affiliates (including, in the case of Buyer, the Company) to cooperate, in obtaining any Tax refund that the other party reasonably believes should be available, including through filing appropriate forms with the applicable Governmental Authority.

6.6.    Tax Contests. Without limiting the generality of the cooperation covenant set forth in Section 6.2 above:

(a)    If, following the Closing Date, Buyer or any of its Affiliates (including the Company) receives from any Taxing Authority written notice of any Tax Contest with respect to which Arigossi may have any liability for Taxes under this Agreement, Buyer shall within sixty (60) days provide a copy of such notice to Arigossi.

(b)    Arigossi shall have the right, at Arigossi’s expense, to control, manage and be responsible for, and to contest, any Tax Contest in connection with such notice, to the extent that such notice relates to Taxes of any Seller, other than Taxes with respect to a Straddle Period (which shall be controlled jointly by Arigossi and Buyer). Arigossi shall not settle such Tax Contest without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Arigossi shall keep Buyer reasonably informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests. Buyer shall have the right to participate in any such Tax Contests at Buyer’s expense.

ARTICLE VII.

SURVIVAL AND INDEMNIFICATION

7.1.    Survival.

(a)    The representations and warranties in this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date (the “Escrow Release Date”), except that (i) the representations and warranties set forth in Section 3.15 (Environmental Matters), Section 3.16 (Employee Benefit Matters), Section 3.17 (Taxes), the Seller Fundamental Representations, and the Buyer Fundamental Representations shall each survive the Closing and continue in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations. The statute of limitations period applicable to claims for breach of the representations and warranties set forth in Section 3.15 (Environmental Matters), Section 3.16 (Employee Benefit Matters), and Section 3.17 (Taxes) shall be the statute of limitations period applicable to breach of contract claims arising in connection with this Agreement, with such period beginning as of the Closing Date.

(b)    The indemnification obligations set forth in Section 7.2(a)(v) and Section 7.2(b)(iii) relating to Buyer Indemnified Taxes and Seller Indemnified Taxes, respectively, shall survive the Closing and continue in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations.

(c)    The indemnification obligations set forth in Section 7.2(a)(iv) relating to Company Unrecorded Debt shall survive the Closing and continue in full force and effect ending on March 12, 2028.

(d)    The covenants or other agreements contained in this Agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such covenant or agreement.

(e)    If an Indemnitee asserts a written claim for indemnification hereunder in respect of any misrepresentation or breach of, or inaccuracy in, any representation or warranty or breach of any covenant or agreement in this Agreement prior to the expiration of the applicable Survival Date, then the applicable representation, warranty, covenant or agreement (and the right to indemnification with respect thereto regardless of when Losses in respect thereof may actually be incurred) shall survive beyond such Survival Date and continue in full force and effect until the resolution of such claim, subject to the applicable statute of limitations.

(f)    If an Indemnitee asserts a written claim for indemnification hereunder in respect of any misrepresentation or breach of, or inaccuracy in, any representation or warranty in this Agreement, and such claim is based upon, arising out of, relating to or resulting from any claim for Fraud, then the applicable representation or warranty (and the right to indemnification with respect thereto regardless of when Losses in respect thereof may actually be incurred) shall survive the Closing and continue in full force and effect until the resolution of such claim, regardless of whether such claim is made before or after the applicable Survival Date.

(g)    No claim for indemnification hereunder in respect of any misrepresentation or breach of, or inaccuracy in, any representation or warranty or breach of any covenant or agreement shall be brought or made after the applicable Survival Date, unless such claim is based upon, arising out of, relating to or resulting from any claim for Fraud.

7.2.    General Indemnification.

(a)    Indemnification by Arigossi. Subject to the limitations in Section 7.2(c) and the provisions of Section 7.4, following the Closing, Arigossi shall indemnify Buyer and its Affiliates (including the Company after the Closing) and its and their respective directors, officers, employees, members, stockholders, shareholders, equityholders, managers, partners, agents, attorneys, representatives, successors, permitted assigns, heirs and personal and legal representatives (collectively, “Buyer Indemnified Parties”), and shall hold each of them harmless from and against any and all Losses that are incurred, sustained or suffered by any of them (in connection with a Third Party Claim or otherwise) in connection with, based upon, arising out of, relating to or resulting from any of the following:

(i)    any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by any Seller in this Agreement or any certificate or document delivered by any Seller hereunder;

(ii)    any breach or nonfulfillment of any covenant or agreement made by any Seller in this Agreement;

(iii)    any Company Transaction Expenses, to the extent not paid at or prior to the Closing;

(iv)    any misrepresentation or breach of, or inaccuracy in, the representation made by the Sellers in Section 3.6(c)(ii); and

(v)    any Buyer Indemnified Taxes, to the extent not included in the calculations of Closing Working Capital, Closing Net Financial Position or Company Transaction Expenses; and

(vi)    any Leakage.

(b)    Indemnification by Buyer. Subject to the limitations in Section 7.2(c) and the provisions of Section 7.4, Buyer shall indemnify the Sellers and their respective successors, assigns and heirs (collectively, the “Seller Indemnified Parties”), and shall hold each of them harmless from and against any and all Losses that are incurred, sustained or suffered by any of them (in connection with a Third Party Claim or otherwise) in connection with, based upon, arising out of, relating to or resulting from:

(i)    any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Buyer or Buyer Parent in this Agreement or any certificate or document delivered by Buyer hereunder;

(ii)    any breach or nonfulfillment of any covenant or agreement made by Buyer in this Agreement;

(iii)    any Seller Indemnified Taxes;

(iv)    any act or failure to act by Buyer or any of its Affiliates in connection with the Seller Guarantees, including any Seller Guarantee Replacement Costs incurred by the Seller Guarantors; and

(v)    the failure to obtain any consent, approval or authorization from any Person (including any Company Lender or other counterparty to a Contract) relating to any Disclosed Conflict.

(c)    Limitations.

(i)    Arigossi shall not be obligated to provide any indemnification for Losses under Section 7.2(a)(i), Section 7.2(a)(iv) or Section 7.2(a)(v)relating to any individual event otherwise giving rise to such an obligation where such Losses are less than Ten Thousand Euros (€10,000) (the “De Minimis Claim Threshold”). Arigossi shall not be obligated to provide any indemnification for Losses under Section 7.2(a)(i) relating to any individual event otherwise giving rise to such an obligation where such Losses are equal to or greater than the De Minimis Claim Threshold, unless the aggregate amount of Losses incurred, sustained or suffered by all Buyer Indemnified Parties for which such Buyer Indemnified Parties would, but for this Section 7.2(c)(i), be entitled to indemnification under Section 7.2(a)(i), exceed One Hundred-Fifty Thousand Euros (€150,000) (the “Deductible”), in which case Arigossi will be obligated to provide indemnification only for the amount of Losses in excess of the Deductible (but, for the avoidance of doubt, without respect to the De Minimis Claim Threshold for any Losses relating to any individual event where such Losses are equal to or in excess of the De Minimis Claim Threshold).

(ii)    Buyer shall not be obligated to provide any indemnification for Losses under Section 7.2(b)(i) or Section 7.2(b)(iii): relating to any individual event otherwise giving rise to such an obligation where such Losses are less than De Minimis Claim Threshold. Buyer shall not be obligated to provide any indemnification for Losses under Section 7.2(b)(i) relating to any individual event otherwise giving rise to such an obligation where such Losses are equal to or greater than the De Minimis Claim Threshold, unless the aggregate amount of Losses incurred, sustained or suffered by all Seller Indemnified Parties would, but for this Section 7.2(c)(ii), be entitled to indemnification under Section 7.2(b)(i), exceed the Deductible, in which case Buyer will be obligated to provide indemnification only for the amount of Losses in excess of the Deductible (but, for the avoidance of doubt, without respect to the De Minimis Claim Threshold for any Losses relating to any individual event where such Losses are equal to or in excess of the De Minimis Claim Threshold).

(iii)    Notwithstanding anything to the contrary in Section 7.2(c)(i) or Section 7.2(c)(ii), (A) the De Minimis Claim Threshold and the Deductible shall not apply to any Losses for which Buyer Indemnified Parties are entitled to indemnification under Section 7.2(a)(i) in respect of Seller Fundamental Representations, and (B) the De Minimis Claim Threshold and the Deductible shall not apply to any Losses for which the Seller Indemnified Parties are entitled to indemnification under Section 7.2(b)(i) in respect of Buyer Fundamental Representations.

(iv)    The cumulative aggregate liability of Arigossi for indemnification for Losses under Section 7.2(a)(i) (other than in respect of Seller Fundamental Representations and the representation made by the Sellers in Section 3.6(c)(ii)) shall not exceed Two Million Sixty-Four Thousand Two Hundred Twenty Euros (€2,064,220) (the “Specified Cap”). The cumulative aggregate liability of Arigossi for indemnification for Losses under Section 7.2(a)(v) shall not exceed Three Million Five Hundred Thousand Euros (€3,500,000) (the “Tax Cap”). The cumulative aggregate liability of Arigossi for indemnification for Losses under Section 7.2(a)(iv) shall not exceed: (A) for any claims for indemnification delivered by all Buyer Indemnified Parties on or prior to July 12, 2025, Ten Million Euros (€10,000,000); (B) for any claims for indemnification delivered by the Buyer Indemnified Parties from and after July 13, 2025 up to and including January 12, 2027, an amount equal to Four Million Euros (€4,000,000), except, subject to clause (y) in the proviso of this sentence, that any such amounts recovered by the Buyer Indemnified Parties, together with all amounts recovered under clause (A) shall not exceed Ten Million Euros (€10,000,000); and (C) for any claims for indemnification delivered by the Buyer Indemnified Parties from and after January 13, 2027 up to and including March 12, 2028, an amount equal to Two Million Euros (€2,000,000), except, subject to clause (y) in the proviso of this sentence, that any such amounts recovered by the Buyer Indemnified Parties, together with all amounts recovered under clauses (A) and (B) shall not exceed Ten Million Euros (€10,000,000); provided, however, that (x) for the avoidance of doubt, the cumulative aggregate liability of Arigossi for indemnification for Losses under Section 7.2(a)(iv), except for Losses under Section 7.2(a)(iv) that arise from or relate to the item of Company Unrecorded Debt set forth in clause (m) of such definition, shall not exceed Ten Million Euros (€10,000,000), (y) the cumulative aggregate liability of Arigossi for indemnification for Losses under Section 7.2(a)(iv) that arise from or relate to the item of Company Unrecorded Debt set forth in clause (m) of such definition shall not exceed Sixteen Million Euros (€16,000,000), which, for the avoidance of doubt shall be inclusive of, and not in addition to, the Ten Million Euros (€10,000,000) described in the preceding clause (x), and (z) such calculations shall be made in accordance with the illustrative examples set forth on Exhibit I attached hereto (such limitations, as of any given time described above, the “Company Unrecorded Debt Cap”). In the event of a conflict between the manner of calculation of the Company Unrecorded Debt Cap set forth in the foregoing clauses (A), (B), (C), (x) and (y) and the manner of calculation of the Company Unrecorded Debt Cap set forth in the illustrative examples on Exhibit I, the manner of calculation of the Company Unrecorded Debt Cap set forth in the illustrative examples on Exhibit I shall prevail. The cumulative aggregate liability of Arigossi for indemnification for Losses under Section 7.2(a)(i) in respect of Losses for which Buyer Indemnified Parties are entitled to indemnification in respect of Seller Fundamental Representations, Section 7.2(a)(ii), Section 7.2(a)(iii), and Section 7.2(a)(vi) shall not exceed Twenty Million Euros (€20,000,000) (the “Aggregate Cap”). The Aggregate Cap, for the avoidance of doubt, shall be inclusive of, and not in addition to, the Specified Cap, the Tax Cap and the Company Unrecorded Debt Cap.

(v)    The cumulative aggregate liability of Buyer for indemnification for Losses under Section 7.2(b)(i) and Section 7.2(b)(iii) (other than in respect of Buyer Fundamental Representations) shall not exceed the Specified Cap. The cumulative aggregate liability of Buyer for indemnification for Losses under Section 7.2(b)(i) in respect of Losses for which Seller Indemnified Parties are entitled to indemnification in respect of Buyer Fundamental Representations, Section 7.2(b)(ii) Section 7.2(b)(iv) and Section 7.2(b)(v) shall not exceed the Aggregate Cap. The Aggregate Cap, for the avoidance of doubt, shall be inclusive of, and not in addition to, the Specified Cap.

(d)    In no event shall the limitations in Section 7.2(c) apply to any Losses incurred, sustained or suffered by any Indemnitee in connection with, based upon, arising out of, relating to or resulting from any claim for Fraud.

(e)    Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under this Article VII, the Parties hereby acknowledge that certain representations and warranties contained in Article III and Article IV (and related defined terms) are qualified by references to materiality, Material Adverse Effect or other terms of similar import (collectively, “Materiality Qualifiers”). The Parties hereby agree that all Materiality Qualifiers contained in the representations or warranties set forth in this Agreement shall be ignored for purposes of calculating the amount of any applicable Losses attributable the breach of any such representation or warranty.

(f)    In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, or special damages.

(g)    Third Party Claim Procedures.

(i)    Any Person entitled to indemnification hereunder shall herein be referred to as an “Indemnitee”. A Party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor”. For the avoidance of doubt, in each case where the Indemnitee or the Indemnitor is Arigossi, then in each such case all references to such Indemnitee or Indemnitor, as the case may be, in this Section 7.2 shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to Arigossi acting on behalf of such Indemnitee or Indemnitor, as applicable. Promptly (and in any event within thirty (30) days) after an Indemnitee either receives notice of any claim by a third party, or the commencement of any action by any third party, which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”), such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing of such Third Party Claim, which notice shall (A) describe the facts and circumstances giving rise to the Third Party Claim to the extent known by such Indemnitee, and (B) set forth the amount or estimated amount of the Losses if known or reasonably ascertainable at the time the claim is made; provided, however, that failure to notify an Indemnitor of a Third Party Claim shall not relieve such Indemnitor of any of its obligations hereunder, except to the extent the Indemnitor is actually and materially prejudiced in its defense of such Third Party Claim by such failure. Except as provided in this Section 7.2(g), the Indemnitor shall have the right, at its sole expense, using counsel reasonably acceptable to the Indemnitee and subject to the terms and conditions set forth in this Section 7.2(g), to contest, defend, litigate or settle any such Third Party Claim; provided, that (i) the Indemnitor shall have notified the Indemnitee in writing of its intention to assume the defense of such Third Party Claim within thirty (30) days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor; (ii) the Indemnitor shall have expressly agreed in such notice to the Indemnitee that, subject to any limitations set forth in this Article VII, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge such Third Party Claim without reservation of any rights; (iii) such Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (iv) such Third Party Claim does not seek an injunction or equitable or other non-monetary relief against the Indemnitee; (v) such Third Party Claim is not, in the reasonable judgment of the Indemnitee, likely to result in Losses that will exceed the limitations on the right of the Indemnitee to indemnification contained in Section 7.2(c); and (vi) the Indemnitor shall at all times be using commercially efforts to diligently contest the Third Party Claim (the conditions set forth in foregoing clauses (i) through (vi) being collectively referred to as the “Litigation Conditions”). The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement for its reasonable and documented expenses in connection therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle the applicable Third Party Claim due to the failure of any of the Litigation Conditions.

(ii)    The Indemnitor, if it shall have assumed the defense of a Third Party Claim as provided in this Section 7.2(g), shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which (A) commits the Indemnitee to take, or to forbear to take, any action or (B) does not provide for a complete release by such third party of the Indemnitee. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, if such Third Party Claim involves criminal or quasi criminal allegations or seeks primarily equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(iii)    If the Indemnitor fails or is not entitled to assume the defense of a Third Party Claim as provided in this Section 7.2(g) for any reason (including, for the avoidance of doubt, as a result of the failure of any of the Litigation Conditions), then the Indemnitor shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnitee shall have the right, without prejudice to its right to seek indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least three (3) Business Days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, in accordance with this Section 7.2(g), the Indemnitee contests, defends, litigates or settles any Third Party Claim for which the Indemnitee is entitled to indemnification hereunder, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling such Third Party Claim which are incurred from time to time (subject to the limitations on recovery of Losses under this Article VII).

(iv)    Any claim by an Indemnitee on account of Losses which do not result from Third Party Claims (a “Direct Claim”) shall be asserted by the Indemnitee by notifying such Indemnitor in writing of such Direct Claim, which notice shall (A) describe the facts and circumstances giving rise to the Direct Claim to the extent known by such Indemnitee, and (B) set forth the amount or estimated amount of the Losses if known or reasonably ascertainable at the time the claim is made; provided, however, that failure to notify an Indemnitor of a Direct Claim shall not relieve such Indemnitor of any of its obligations hereunder, except to the extent the Indemnitor is actually and materially prejudiced in its defense of such Direct Claim by such failure. The Indemnitor shall have twenty (20) days after its receipt of such notice to respond in writing to such Direct Claim. During such twenty (20)-day period, the Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such twenty (20)-day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the term and subject to the provisions of this Agreement.

7.3.    Manner of Payment. Subject in all events to the limitations set forth in this Article VII, any Losses for which any Buyer Indemnified Party is entitled to indemnification under this Article VII shall be paid: (a) first, from the Indemnification Escrow Account; and (b) second, to the extent any such Losses are not fully paid pursuant to Section 7.3(a) above, by Arigossi. Within four (4) Business Days after the determination that any Buyer Indemnified Party is entitled to such indemnification (either (x) by the written agreement between Arigossi and Buyer or (y) by a final and non-appealable judgment, order, award or decree of any court of competent jurisdiction), Buyer and Arigossi shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to such Buyer Indemnified Party from the Indemnification Escrow Account an amount equal to such Losses, by wire transfer of immediately available funds to an account designated by such Buyer Indemnified Party, provided that if such Losses are in excess of the then remaining balance of the Indemnification Escrow Account, then within four (4) Business Days after the determination that such Buyer Indemnified Party is entitled to such indemnification, Arigossi shall, subject to the limitations on such Arigossi’s liability and such Buyer Indemnified Party’s right to recovery of Losses set forth in this Article VII, pay to such Buyer Indemnified Party an aggregate amount equal to such excess amount, by wire transfer of immediately available funds to an account designated by such Buyer Indemnified Party.

7.4.    Mitigation; Insurance.

(a)    Any Indemnitee shall, and cause its Affiliates to, use commercially reasonable efforts to mitigate Losses relating to a claim under this Article VII.

(b)    All Losses sought by the Indemnitee hereunder shall be net of any insurance proceeds actually received by the Indemnitee with respect to such indemnification claim (net of any applicable deductible or retention, any increase or retroactive premiums and all costs of recovery in respect of such insurance proceeds). If any such proceeds are received by an Indemnitee (or any of its Affiliates) with respect to any Losses after an Indemnitor has made a payment to the Indemnitee with respect thereto, the Indemnitee (or such Affiliate) shall promptly pay to the Indemnitor the amount of such proceeds (up to the amount of the Indemnitor’s payment). Without limiting the generality of the obligation set forth in Section 7.4(a) above, the Indemnitee shall, and cause its Affiliates to, use commercially reasonable efforts to recover all available insurance proceeds.

(c)    Notwithstanding anything herein to the contrary, no Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person has been actually indemnified or reimbursed for such amount under any other provision of this Agreement, even though such Losses may have resulted from the breach of more than one of the representations, warranties, covenants or agreements contained in this Agreement or any certificate or other document executed in connection herewith. If and solely to the extent that an amount of indemnifiable Losses in connection with an indemnifiable matter was already included in calculating the Final Working Capital, Final Net Financial Position, Final Financial Baseline or Company Transaction Expenses, the same amount of such indemnifiable Losses may not be recovered under this Article VII; provided, however, that in no event shall the Purchase Price adjustment provisions of this Agreement limit, restrict or prejudice any Party’s substantive right to pursue a claim for indemnification hereunder.

7.5.    Release of Indemnification Escrow Account. On the first Business Day after the Escrow Release Date, each of Buyer and Arigossi shall jointly instruct the Escrow Agent to release all amounts held in the Indemnification Escrow Account (to the extent not previously disbursed in accordance with this Article VII and including, for the avoidance of doubt, any interest or investment appreciation earned thereon) to Arigossi for the benefit of Arigossi, by wire transfer of immediately available funds, provided, however, that if there are any pending but unresolved claims for indemnification pursuant to this Article VII as of the Escrow Release Date, then the portion of the Indemnification Escrow Account necessary to satisfy such claims shall not be released until each of such claims has been finally resolved by (i) a written agreement between Arigossi and Buyer or (ii) a final and non-appealable judgment, order, award or decree of any court of competent jurisdiction.

7.6.    Remedies Exclusive. Except for disputes under Section 1.3 (which shall be resolved in accordance with the dispute resolution mechanism set forth in Section 1.3), any adjustment payments pursuant to Section 1.4 and any claims seeking specific performance and/or injunctive or other equitable remedies, the indemnification and other remedies provided in this Article VII shall be the sole and exclusive remedies of the Indemnitees for any breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that nothing contained in this Agreement shall be deemed to limit, impair or restrict in any manner any rights or remedies which any party hereto has, or might have, at Law or in equity in case of any Fraud.

7.7.    Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Law.

ARTICLE VIII.
MISCELLANEOUS

8.1.    Interpretive Provisions.

(a)    Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation, (ii) any reference to gender or non-gender shall include all genders or non-gender, (iii) words using the singular or plural number also include the plural or singular number, respectively, (iv) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive, (v) the phrase “ordinary course” or “ordinary course of business” shall mean “ordinary and usual course of business of the Company consistent with past practice and custom (including with respect to frequency, quantity, quality and duration”), (vi) the phrase “made available to Buyer” shall mean that the referenced document or other material was posted and accessible to Buyer and its representatives in the “Milan” electronic data room at https://emea.datasite.com/platform/container/64ff435f0f34a573b5ee98db/documents/content/index (the “Virtual Data Room”) no less than two (2) Business Day prior to the date of this Agreement and remained so posted and accessible through the Closing, (vii) the phrase “to the extent” means “the degree by which” and not “if”, and (viii) “ €” or “Euros” shall mean the lawful currency of the European Union. Unless otherwise expressly stated, all calculations and payments to be made under this Agreement shall be made in Euros. All amounts expressed in Euros in this Agreement have been expressed using commas, in the customary US form of expressing whole numbers, rather than periods, as in the customary European form (for example, in this Agreement, “2,000” means “two thousand,” “2.00” means “two” and “2.20” means “two and twenty one hundredths”). Unless Business Days are specified, all references to “days” hereunder shall mean calendar days. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof. References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. On or prior to the date that is seven (7) days after the Closing Date, the Sellers shall provide, or cause to be provided, to Buyer three (3) true, correct and complete copies (on USB and/or CD-ROM) of the Virtual Data Room, containing all content set forth therein as of March 11, provided, however, that the Sellers shall not add any document, material, file or other content to the Virtual Data Room after such date.

(b)    An exception or disclosure made in the Schedules referenced in Article III (with regard to a representation or warranty of the Sellers) or Article IV (with regard to a representation or warranty of Buyer and Buyer Parent), shall be deemed made with respect to any other representation or warranty contained in Article III or Article IV, respectively, to which it is reasonably apparent on the face of such exception or disclosure that it applies. Any capitalized term used in the Schedules and not otherwise defined therein has the meaning given to such term in this Agreement. No Schedule relating to any possible breach or violation of any agreement or Law will be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Schedules. Any reference to a contract, statement, plan, report or other document of any kind in the Schedules will be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.

(c)    The Parties acknowledge and agree that (i) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. No prior draft of this Agreement shall be used in the interpretation of this Agreement.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Principles.

(e)    The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement contained herein relating to the same subject matter (regardless of relative levels of specificity) that such Party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

8.2.     Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) together with the Ancillary Documents constitute the entire understanding and agreement of the Parties with respect to the transactions contemplated by this Agreement and the Ancillary Documents and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of its respective Affiliates relating to the transactions contemplated hereby or thereby or the subject matter hereof or thereof. Without limiting the generality of the foregoing, the Parties agree and acknowledge that as of the Closing Date, the Letter of Intent, dated as of August 13, 2023, by and between Buyer Parent and the Company is hereby terminated.

8.3.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may without the consent of any party hereto assign this Agreement (in whole or in part) and its rights and obligations hereunder to (a) one or more Affiliates of Buyer, (b) any Persons providing financing to Buyer in connection with or following the Closing (including for purposes of creating a security interest herein or effecting any collateral assignment) or (c) to an acquirer, directly or indirectly, of all or a substantial portion of the capital stock or other Equity Interests or all or a substantial portion of the assets or business of Buyer and its Subsidiaries (including, after the Closing, the Company) in any form of transaction. No assignment by any party hereto shall relieve such party of any of its obligations hereunder; provided, that to the extent performance or payment is made by an Affiliate or Affiliates with respect to an obligation of Buyer hereunder, such obligation shall be in full satisfaction of such obligation of Buyer, as applicable, hereunder. Any assignment in violation of this Section 8.3 will be void ab initio.

8.4.    Headings. The headings of the Articles, Sections, Exhibits, Schedules and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.5.    Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived term or provision. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

8.6.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.7.    Expenses. Buyer shall pay all of its fees, costs and expenses incurred in connection with its negotiation of this Agreement and any Ancillary Document, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. The Sellers shall pay all their own fees, costs and expenses incurred in connection with their negotiation of this Agreement and any Ancillary Document, the performance of their obligations hereunder and thereunder and the consummation by the Sellers and the Company of the transactions contemplated hereby and thereby. Transfer Taxes and Company Transaction Expenses shall be paid in accordance with the applicable provisions of this Agreement. The costs of engaging the Escrow Agent (whether arising before, at or after the Closing) in respect of the Escrow Agreement shall be paid by the Sellers.

8.8.    Notices. Any notice, request, instruction, or other document to be given hereunder by any Party hereto to any other Party shall be in writing and shall be given by electronic mail with receipt confirmation, and, at the option of the delivering party, any of the following methods: delivery in person, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, immediately when sent if delivered by electronic mail, one Business Day after deposited with an overnight courier service if delivered by overnight courier, and three days after mailing if mailed), as follows:

to the Sellers: Attn: Mauro Arigossi Email:

with a with a copy (which shall not constitute notice) to:

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Attn:          Aldo Panunzio

Email:

and

ADVANT Nctm Studio Legale

Via Agnello 12

Milano (MI), 20121

Attn:          Michele Motta

Email:

Or, to Buyer or Buyer Parent: InTEST Italy, Inc. 804 East Gate Drive, Suite 200 Mt. Laurel, NJ 08054 Attn: Richard N. Grant, Jr. Email:
with a with a copy (which shall not constitute notice) to: Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Attn: Alexander R. McClean Email:

or at such other address for a Party as shall be specified by like notice.

8.9.    Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except for the endorsement of the share certificates and the related registration in the Company’s ledger books, which shall be governed by and interpreted and enforced in accordance with the Laws of Italy.

8.10.    Exchange Rate. To the extent that, in connection with the calculation or payment of any amount of money pursuant to this Agreement, a conversion either from or to United States Dollars from or to Euros shall be required, including in respect of any calculation of Losses, any such conversion shall be made using the Exchange Rate.

8.11.    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the state courts in New York County, New York or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the Southern District of New York, and each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Nothing in this Section 8.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.12.    Public Announcements. No Party shall, nor shall any of their respective controlled Affiliates (including, with respect to Buyer after the Closing, the Company), without the prior written approval of Buyer and the Sellers, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement (any such press release or public statement so approved by the Parties, an “Agreed Statement”), provided, however, that such restrictions on press releases and public statements shall not apply to (i) any disclosure as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, or (ii) any disclosure that is consistent with (and does not reveal any information beyond what is already included in) a prior Agreed Statement. For the avoidance of doubt, the Parties hereto acknowledge and agree that each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement.

8.13.    No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties and their successors and permitted assigns, and no other party or Person shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement; provided, however, that (i) the Indemnitees shall be intended third-party beneficiaries of, and shall be entitled to rely on and enforce directly, the provisions of Article VII, and (ii) Buyer Parent shall be an intended third-party beneficiary of, and shall be entitled to rely on and enforce directly, the last sentence of Section 8.2.

8.14.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.15.    Delivery by Email. This Agreement, each Ancillary Document and any amendments hereto or thereto, to the extent signed and delivered by electronic transmission in portable document format (pdf), or by other electronic transmission, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of an electronic transmission in portable document format (pdf) or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a electronic transmission in portable document format (pdf), or other electronic transmission as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

8.16.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they may be entitled under applicable law.

ARTICLE IX.
CERTAIN DEFINITIONS

9.1.    Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“2023 Financial Statements” means the audited Financial Statements as of, and for the period ending on, June 30, 2023.

“Accounting Principles” means (x) the principles, practices, methodologies and procedures, classifications, assumptions, estimation techniques, and judgments used in connection with the preparation of the 2023 Financial Statements, so long as such principles, practices, methodologies and procedures are in compliance with Italian GAAP, or (y) to the extent different therefrom, the principles, practices, methodologies and procedures, classifications, assumptions, estimation techniques, and judgments used in the preparation of the Book Accounts for Components of Net Financial Position and Working Capital as set forth on Exhibit E so long as such principles, practices, methodologies and procedures are in compliance with Italian GAAP (in which case, and only to the extent different therefrom, the principles, practices, methodologies and procedures used by the Company in the preparation of such Book Accounts for Components of Net Financial Position and Working Capital shall govern so long as such principles, practices, methodologies and procedures are in compliance with Italian GAAP).

“Accounts Receivable” has the meaning set forth in Section 3.10(a).

“Adjustment Calculation Time” means 11:59 p.m. Central European Time on February 29, 2024.

“Adjustment Dispute Items” has the meaning set forth in Section 1.3(d).

“Adjustment Dispute Notice” has the meaning set forth in Section 1.3(d).

“Adjustment Holdback Amount” means Four Hundred Fifty-Eight Thousand Seven Hundred Sixteen Euros (€458,716).

“Adjustment Report” has the meaning set forth in Section 1.3(d)(iv).

“Affiliate” means with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this Agreement, in no event shall the Sellers or any of their respective Affiliates be deemed an Affiliate of Buyer or, from and after the Closing, the Company.

“Aggregate Cap” has the meaning set forth in Section 7.2(c)(iv).

“Aggregate Consideration Value” means Twenty Million Euros (€20,000,000).

“Agreed Statement” has the meaning set forth in Section 8.12.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Document” means the Escrow Agreement, the Managing Director Agreement, the Lock Up Agreement, the Irrevocable Transfer Agent Instructions, the New Lease Agreement and any other agreement, exhibit, schedule, written statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement (including in connection with the consummation of this Agreement and any other agreement or certificate specifically identified as an Ancillary Document for purposes of this Agreement).

“Anti-Corruption Laws” means (i) the applicable Laws, regulations and executive orders administered by the Italian Parliament, including, Law 190/2012 and Legislative Decree 231/2001 and (ii) all applicable anti-money-laundering and anti-corruption Laws of any jurisdiction (whether within or outside Italy), including any law that prohibits or restricts corrupt payments to Governmental Officials.

“Antitrust Authorities” means any antitrust authority deemed to have jurisdiction to review the Transaction prior to Closing based on a full review of the information required for this analysis, including, where applicable, and without limitation, the Competition Authorities of Italy and United States of America.

“Antitrust Clearances” means the obtainment of all clearances, approvals and consents required to be obtained under the applicable Laws from each of the Antitrust Authorities, including any declaration of lack of jurisdiction or the expiry of the applicable waiting period (or any extension thereof), as applicable, if this has the same effect of an explicit unconditional clearance, approval or consent.

“Arbiter” has the meaning set forth in Section 1.3(d).

“Arigossi” has the meaning set forth in the preamble to this Agreement.

“Arigossi CEO Severance Payment” means the amount of severance indemnity (“trattamento di fine mandato”) to be paid by the Company to Arigossi upon the termination of his role as sole director (“amministratore unico”) of the Company pursuant to the shareholders’ meeting resolution adopted on September 21, 2023.

“ATES” has the meaning set forth in the Recitals.

“Business” means (i) the design, manufacture or sale of any functional circuit board testers or systems, automated test and programming stations, in-fixture electronics, optical wafer test systems, and tire inspection systems, and (ii) the provision of services related to the forgoing including ATE test programming, functional testing, test fixture design & fabrication, circuit board testing, optical wafer testing, and tire inspection.

“Business Data” means all business information, Personal Information, and personally identifying information and data (whether of employees, contractors, consultants, customers, clients, consumer or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by, or otherwise in the custody or control of, the Company.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York, New York or Milan, Italy are required or authorized to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means, collectively, the representations and warranties in Section 4.1 (Organization), Sections 4.2 (Authority), and Section 4.10 (Brokers).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Indemnified Taxes” means collectively (a) any and all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Period, (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, and (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before Closing; for the avoidance of doubt, no Taxes resulting from any Code section 338(g) election made by Buyer shall be Buyer Indemnified Taxes.

“Buyer Parent” has the meaning set forth in the preamble to this Agreement.

“Buyer Parent Financial Statements” means the (i) the audited consolidated balance sheets (including related notes and schedules) of Buyer Parent and its Subsidiaries as of December 31, 2022 and 2021 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Buyer Parent and its Subsidiaries for each of the three years ended December 31, 2022, 2021 and 2020, as set forth in Buyer’s annual report for the year ended December 31, 2022, and (ii) the unaudited interim consolidated financial statements of Buyer and its Subsidiaries as of the end of each calendar quarter following December 31, 2022, and for the periods then ended, as filed by Buyer in its Securities Documents.

“Buyer Parent Shares” means 187,432 shares of the publicly trade common stock of Buyer Parent (NYSE: INTT).

“Buyer Releasing Parties” has the meaning set forth in Section 5.2(a).

“Cash Purchase Price” means the Aggregate Consideration Value multiplied by 0.90.

“Close Family Member” means, with respect to an individual, (i) such individual’s spouse; (ii) such individual’s and the spouse’s grandparents, parents, siblings, children, grandchildren, nieces, nephews, aunts, uncles and first cousins; and (iii) the spouse of any persons listed in subcategories (i) and (ii).

“Closing” has the meaning set forth in Section 2.1.

“Closing Amount” means an amount equal to:

(i)    the Cash Purchase Price, minus

(ii)    the Estimated Company Transaction Expenses, minus

(iii)    the Adjustment Holdback Amount, minus

(iv)    the Indemnification Escrow Amount, plus

(v)    the amount, if any, by which Estimated Financial Baseline is greater than the Financial Baseline Maximum Target Amount, minus

(vi)    the amount, if any, by which Estimated Financial Baseline is less than the Financial Baseline Minimum Target Amount,

where each of the above components of such calculation is expressed as a positive number.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Financial Baseline” means the Financial Baseline as of the Adjustment Calculation Time.

“Closing Net Financial Position” means Net Financial Position as of the Adjustment Calculation Time.

“Closing Working Capital” means Working Capital as of the Adjustment Calculation Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Closing Statement” has the meaning set forth in Section 1.3(b).

“Company IT Assets” means the Company’s Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, and all associated documentation.

“Company Lender” means any Person, including any individual, bank, insurance company or financial institution, that is the counterparty under any Contract with the Company governing any indebtedness.

“Company Shares” has the meaning set forth in the Recitals to this Agreement.

“Company Transaction Expenses” means in each case to the extent such costs and expenses and Liabilities have not been paid by the Company before the Closing: (i) all costs, fees and expenses incurred by the Company (and, to the extent required to be paid or reimbursed by the Company, all costs, fees and expenses incurred by any Seller or any officer, manager, director or employee of the Company) in connection with this Agreement and each of the Ancillary Documents and the consummation (or the preparation for the consummation) of the transactions contemplated hereby and thereby (including fees and expenses of legal counsel, accountants, advisors, investment bankers and other representatives and consultants (including any Persons identified on Schedule 3.21) and any fees and expenses incurred in negotiations with any Persons in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents), (ii) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, equity issuance, phantom equity, transaction bonuses, success fees, termination and change of control arrangements, and similar obligations, in each case, that are owed or that will be triggered, either automatically or with the passage of time, to any Employee of the Company in whole or in part by the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents (including any amounts to offset any excise Taxes imposed under Law and any related income or payroll Taxes). For the avoidance of doubt, the following are not Company Transaction Expenses: (a) any amounts payable in connection with obtaining any consents, approval or authorizations from any Person in connection with the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents; (b) any amounts payable to any Governmental Authority in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (c) Transfer Taxes; (d) any amounts included in the calculation of Net Financial Position or Working Capital, (e) any costs of engaging the Escrow Agent in respect of the Escrow Agreement, which such costs shall be borne by the Sellers pursuant to the Escrow Agreement and (f) the Arigossi CEO Severance Payment.

“Company Unrecorded Debt” means, as of the Closing Date and without duplication, all principal, interest, premiums, penalties, fees, expenses or other debts as defined according to Italian GAAP (but excluding any prepayment fees, breakage costs, penalties, make-whole premiums or other similar fees, premiums payable or obligations that are due and payable or become due and payable as a result of the consummation of the transactions contemplated by this Agreement) due and not recorded into the accounting ledgers, including the audited financial statement of the Company as of the Closing Date, related to or in respect of, in each case, solely if of a type required to be reflected in financial statements prepared in accordance with Italian GAAP, and namely: (a) all indebtedness of the Company for borrowed money by any bank or financial institution, (b) all debts of the Company for the deferred purchase price of property (including obligations related to past acquisitions of or merger with a business or any portion thereof, but excluding trade accounts payable in the ordinary course of business), including debts payable to the Sellers of such property and including any purchase money or vendor financing (including any “earn-out,” “deferred payment” or similar payments or debts), (c) all debts of the Company evidenced by notes, bonds, debentures or other similar instruments or debt securities (whether or not convertible), (d) all debts of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company other than in the ordinary course of business, (e) all debts of the Company as lessee or lessees under personal property leases that have been recorded as capital leases or, in accordance with Italian GAAP, should be recorded as capital leases, (f) all debts (including reimbursement debts) of the Company under any letter of credit, banker’s acceptance, guaranty, surety, performance or appeal bond, or similar credit transaction or facility, (g) all negative balances and overdrafts in respect of any bank account of the Company, (h) all debts owing pursuant to factoring with recourse (pro solvendo) agreements for accounts receivable, (i) all obligations of the Company arising under any indenture or under any swap, option, derivative, hedging or similar arrangement, (j) all due and matured debts (including reimbursement obligations) of the Company under any noncompetition, bonus, incentive, profit-sharing, consulting or deferred compensation arrangement (to the extent any such amounts accrue in respect of any periods prior to the Closing), (k) all obligations to purchase, redeem, retire, defease or otherwise make payment in respect of any Equity Interests of the Company, (l) all debts of the Company related to retirement benefits or pensions plans, (m) all payment obligations of the Company to any Seller or any Related Party, (n) all debt or payment obligations of the Company that are interest-bearing or that are secured by any Encumbrance on any assets of the Company. For the avoidance of doubt, the following are not Company Unrecorded Debt: (a) any prepayment fees, breakage costs, penalties, make-whole premiums or other similar fees, premiums payable or obligations that are due and payable or become due and payable as a result of the consummation of the transactions contemplated by this Agreement; (b) any Taxes; (c) any amounts included in the calculation of Working Capital, Net Financial Position or Company Transaction Expenses; and (d) any amounts recorded into the accounting ledgers of the Company as of the Closing including the audited financial statement as of the Closing Date.

“Company Unrecorded Debt Cap” has the meaning set forth in Section 7.2(c)(iv).

“Confidential Information” has the meaning set forth in Section 5.1(a).

“Contract” means any written or oral contract, agreement, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale order, purchase order, or any other agreement, commitment, arrangement or understanding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise, and such “control” will be conclusively presumed if any Person owns fifty percent (50%) or more of the voting capital stock or other ownership or beneficial interests, directly or indirectly, of any other Person.

“Covered Entity” means Buyer, the Company and each of their respective direct and indirect Subsidiaries (whether now or hereafter existing).

“Data Protection Laws” means all laws relating to data protection and privacy which are from time to time applicable to the Company (or any part of their business).

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to the Company, any Company IT Assets or any Personal Information that constitutes Business Data: (i) the Company’s own rules, policies, and procedures; (ii) all Laws (including all Data Protection Laws) applicable to the Company; and (iii) any Contracts to which the Company is a party or otherwise subject.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information.

“De Minimis Claim Threshold” has the meaning set forth in Section 7.2(c)(i).

“Deductible” has the meaning set forth in Section 7.2(c)(i).

“Direct Claim” has the meaning set forth in Section 7.2(g)(iv).

“Downward Adjustment Amount” has the meaning set forth in Section 1.4(a).

“Downward Adjustment Excess Amount” has the meaning set forth in Section 1.4(a).

“Elettra” has the meaning set forth in the preamble to this Agreement.

“Employees” has the meaning set forth in Section 3.16.

“Encumbrances” shall mean all liens (statutory or otherwise), charges, mortgages, pledges, hypothecations, leases, subleases, occupancy agreements, title retention agreements, adverse interests, title defects, security interests, deed of trust, claims, licenses, rights of way, servitudes, deemed statutory trust for Taxes, preferences, priorities, options, warrants, rights of first refusal, rights of first offer, preemptive rights, voting trusts or agreements, proxies, community property interests, security agreements, easements, encroachments, covenants, restrictions, burdens or other encumbrances of any kind or nature whatsoever.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, protection of human health and safety, and/or Hazardous Substances.

“Environmental Permits” means all Permits required or issued under Environmental Laws.

“Environmental Reviews” means all environmental assessments, inspections, investigations, studies, sampling, monitoring, audits, tests, reviews, analyses and/or all other similar environmental investigatory activities or evaluations of any kind.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation, equity security, voting security, or other similar interest (however designated) in such Person, (b) any option, warrant, purchase right, subscription right, conversion right, exchange right, phantom equity right, repurchase right, redemption right, or other Contract that would entitle any other Person to acquire (or require such Person to issue, sell or otherwise cause to be outstanding) any such interest in such Person, or (c) any other Contract that would entitle any other Person to share in (or otherwise relates to, arises from, is linked to, or is in respect of) (i) any interest or right described in forgoing clauses (a) and (b) or (ii) any equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“Escrow Agent” means CFN Generale Fiduciaria S.p.A.

“Escrow Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Release Date” has the meaning set forth in Section 7.1.

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.3(a).

“Estimated Financial Baseline” has the meaning set forth in Section 1.3(a).

“Estimated Net Financial Position” has the meaning set forth in Section 1.3(a).

“Estimated Working Capital” has the meaning set forth in Section 1.3(a).

“Exchange Act” means the United States Securities Act of 1934, as amended.

“Exchange Rate” means 1.09 United States Dollars per Euro.

“Existing Lease Agreement” means a Lease Agreement (Contratto di Locazione di Immobile ad uso Commerciale) between the Company and the Lessor, dated November 27, 2023.

“Export Controls” has the meaning set forth in Section 3.14(c)(i).

“Final Amount” means an amount equal to:

(vii)    the Cash Purchase Price, minus

(viii)    the Company Transaction Expenses, minus

(ix)    the Adjustment Holdback Amount, minus

(x)    the Indemnification Escrow Amount, plus

(xi)    the amount, if any, by which Final Financial Baseline is greater than the Financial Baseline Maximum Target Amount, minus

(xii)    the amount, if any, by which Final Financial Baseline is less than the Financial Baseline Minimum Target Amount,

where each of the above components of such calculation is expressed as a positive number.

“Final Financial Baseline” shall mean the Closing Financial Baseline (x) as shown in the Company Closing Statement if no Adjustment Dispute Notice with respect thereto is duly and timely delivered pursuant to Section 1.3(d) or (y) if such an Adjustment Dispute Notice is so delivered, as agreed by Arigossi and Buyer pursuant to Section 1.3(d) or (z) if an Adjustment Dispute Notice is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3(d).

“Final Net Financial Position” shall mean the Closing Net Financial Position, (x) as shown in the Company Closing Statement if no Adjustment Dispute Notice with respect thereto is duly and timely delivered pursuant to Section 1.3(d) or (y) if such an Adjustment Dispute Notice is so delivered, as agreed by Arigossi and Buyer pursuant to Section 1.3(d) or (z) if an Adjustment Dispute Notice is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3(d).

“Final Working Capital” shall mean the Closing Working Capital, (x) as shown in the Company Closing Statement if no Adjustment Dispute Notice with respect thereto is duly and timely delivered pursuant to Section 1.3(d) or (y) if such an Adjustment Dispute Notice is so delivered, as agreed by Arigossi and Buyer pursuant to Section 1.3(d) or (z) if an Adjustment Dispute Notice is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3(d).

“Financial Baseline” means Working Capital minus Net Financial Position.

“Financial Baseline Maximum Target Amount” means Four Million One Hundred Thousand Seventy-Six Thousand Seven Hundred Eighty-One Euros (€4,176,781).

“Financial Baseline Minimum Target Amount” means Three Million Four Hundred Seventy-Six Thousand Seven Hundred Eight-One Euros (€3,476,781).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FINRA” means the United States Financial Industry Regulatory Authority.

“Former and Current Service Agreements” has the meaning set forth in Section 3.18(k).

“Former and Current Service Agreements Individuals” has the meaning set forth in Section 3.18(k).

“Former Collaborators” has the meaning set forth in Section 3.16.

“Former Employees” has the meaning set forth in Section 3.16.

“Formerly Occupied Real Property” means any real property that was owned, operated, leased or occupied by the Company (or any predecessor thereof) or at which the Company (or any predecessor thereof) formerly conducted any operations, in each case, during the past three (3) years.

“Fraud” means (i) a false representation of a material fact in the representations and warranties made in this Agreement, (ii) made by a Person with Knowledge or belief of its falsity, (iii) with the intent of inducing another Person to act, or refrain from acting, and (iv) upon which the other Person acted, or did not act, in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude constructive fraud or negligent or reckless misrepresentation.

“Golden Power Authority” means the Presidency of the Council of Ministers or any other office or department of the Italian Government competent under the Golden Power Regulations to issue the permits required under the Golden Power Regulations.

“Golden Power Authorization” means any clearance, authorization, consent or the expiration, forfeiture or transfer of any and all waiting periods as sanctioned under applicable statutory and regulatory provisions, required by the Golden Power Authority in connection with the transaction contemplated by this Agreement pursuant to the Golden Power Regulations, which contains approval or otherwise non-opposition to the transaction contemplated by this Agreement and which does not impose or require on Buyer and the Company any conditions, obligations or commitments.

“Golden Power Regulations” means Decree Law No. 21 of March 15, 2012, converted with amendments by Law No. 56 of May 11, 2012, and subsequent legal provisions enacted in Italy in order to safeguard the assets of companies operating in areas deemed strategic and of national interest, including Decree Law No. 23 of April 8, 2020, and subsequently converted into Law No. 40 of July 5, 2020, together with all subsequent implementing decrees.

“Governmental Authority” means (i) the United States of America, Italy or any other nation, any state, province, local or other political subdivision thereof, (ii) any entity, agency, instrumentality, commission, department, board, bureau, tribunal, court or authority exercising any executive, legislative, judicial, regulatory or administrative functions of government, whether international, foreign, provincial, domestic, federal, state, province, municipal or local, (iii) any arbitrator or mediator, and (iv) any other agency, body, exchange, authority or organization similar to the foregoing having jurisdiction or regulatory authority over the Company.

“Governmental Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those persons listed in foregoing subcategories (i) through (iii).

“Hazardous Substances” shall mean any and all hazardous substances, hazardous wastes, hazardous materials, toxic substances, toxic wastes, pollutants, contaminants, dangerous goods or dangerous materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFASs) (including perfluorooctanoic acid (PFOA) and perfluorooctane sulfonate (PFOS)) and other “emerging contaminants,” asbestos, petroleum, petroleum products and by-products, petroleum wastes, radioactive materials, radioactive wastes, solid wastes, and/or any other substances, chemicals, wastes or materials (whether solid, liquid or gaseous) (a) defined in, governed by or regulated under, or for which Liability may be imposed pursuant to, any Environmental Laws or (b) otherwise capable of causing harm to the environment.

“ICC” means Italian Civil Code.

“Import Compliance” has the meaning set forth in Section 3.14(c)(iii).

“Income Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts or windfall profit taxes or other similar taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts.

“Indemnification Escrow Account” has the meaning set forth in Section 1.2(d).

“Indemnification Escrow Amount” means Two Million Sixty-Four Thousand Two Hundred Twenty Euros (€2,064,220).

“Indemnitee” has the meaning set forth in Section 7.2(g)(i).

“Indemnitor” has the meaning set forth in Section 7.2(g)(i).

“Intellectual Property” means unexpired patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other government grants for the protection of inventions or industrial designs (including all related continuation, continuations-in-part, divisionals, reissues and reexaminations), all copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, all works of authorship, including Software, trade secrets, confidential information, know-how, improvements, inventions, discoveries, developments, processes, methods, formulas, mask works, registered trademarks, trade names, service marks, logos, common law trademarks, trademark applications, trade dress, Internet domain names, apps, Social Media Accounts, corporate names, and all the good will in the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Interim Financials Date” has the meaning set forth in Section 3.6(a).

“Inventory” means all of the Company’s inventory of raw materials, work in process, parts, subassemblies and finished goods, to the extent carried on the Company’s books of account and not obsolete.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Italian GAAP” means the Italian Laws applicable to the drafting of financial statements, as integrated by, interpreted and applied in accordance with the accounting principles (“principi contabile”) issued by (x) the Consiglio Nazionale dei Dottori Commercialisti and the Consiglio Nazionale dei Ragionieri, as amended by the OIC (Organismo Italiano di Contabilità), and (y) directly by the OIC (Organismo Italiano di Contabilità), in each case in effect as of the reference date of the relevant Financial Statements.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, (a) with respect to the Company or the Sellers, (i) the actual knowledge of Mauro Arigossi, Paulo Zaninati, and Nicoletta Caccia, and (ii) the knowledge that any such individual referenced in clause (a)(i) above, as a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry of such person’s direct reports through the Closing Date, and (b) with respect to the Buyer or Buyer Parent, (i) the actual knowledge of Nick Grant and Duncan Gilmour, and (ii) the knowledge that any such individual referenced in clause (b)(i) above, as a prudent business person would have obtained in the conduct of his or her business after making reasonable inquiry of such person’s direct reports through the Closing Date.

“Laws” shall mean any foreign, federal, state, provincial or local law (including, without limitation, principles of common law), statute, constitution, directive, resolution, ordinance, constitution, code, treaty, regulation, edict, Order, decree, rule, regulation, standard, Permit, certificate, judgment, order, ruling, award or other legally enforceable determination, decision or requirement that is issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leakage” means any of the following, in each case without duplication and to the paid or incurred or such action taken after the Adjustment Calculation Time until the Closing, in each case other than Permitted Leakage: (a) any dividend or distribution (whether in cash or in kind and whether actual or deemed) declared, paid or made by the Company to any Related Party; (b) any return of capital or return of proceeds or any payment of principal of, or interest on, any loan or other debt obligation, in each case, by the Company to any Related Party; (c) any deferral, waiver, discount or release in favor of any Related Party of (i) any sum or obligation owed by any Related Party to the Company or (ii) of any claims or rights of the Company against any Related Party; (d) the purchase, transfer or surrender (as applicable) of any asset by the Company from or to any Related Party; and (e) any agreement or arrangement to give effect to any of the matters referred to in paragraphs (a) through (d) above.

“Lease Agreements” has the meaning set forth in Section 3.9(b).

“Legal Proceedings” means any dispute, claim, charge, action, suit, proceeding, grievance, audit, review, litigation, arbitration, alternative dispute resolution, investigation or other legal, arbitral, judicial or administrative proceeding by or before (or that could reasonably be expected to come by or before in the reasonably foreseeable future) any Governmental Authority.

“Lessor” has the meaning set forth in Section 2.2(a)(v).

“Liability” means, with respect to any Person, any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, assessment, fine, penalty, obligation or responsibility of such Person of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, insured or uninsured, asserted or unasserted, due or to become due, accrued or unaccrued, vested or unvested, executory, determined, determinable, absolute, known or unknown, contingent or otherwise, regardless of whether or not the same is required to be accrued on any financial statements of such Person.

“Licensed Intellectual Property” has the meaning set forth in Section 3.11(a).

“Litigation Conditions” has the meaning set forth in Section 7.2(g)(i).

“Lock Up Agreement” has the meaning set forth in Section 2.2(b)(iii).

“Losses” shall mean any and all losses, Liabilities, damages, penalties, obligations, awards, fines, interest, demands, causes of action, deficiencies, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including (a) reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description and (b) the Seller Indemnified Taxes and Buyer Indemnified Taxes), including all amounts paid in investigation, defense and settlement of any of the foregoing and all amounts paid to enforce indemnification obligations under this Agreement.

“Managing Director Agreement” has the meaning set forth in Section 2.2(a)(i).

“Material Adverse Effect” means any change, effect, event, occurrence or development, whether individually or in the aggregate, that has or could reasonably be expected to have a material adverse effect on the assets (including intangible assets), properties, business, operations, Liabilities, results of operations, financial condition, or earnings of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any changes, effects, events, occurrences or developments that generally affect (A) United States or the global economy, (B) the securities, financial capital or credit markets in the United States or elsewhere, (C) the industries in which the Company operates, (D) any changes in applicable Law (except to the extent such change has a materially disproportionate effect on the Company as compared to other Persons in the industry in which such Persons operate and which have comparable lines of business), (E) any changes in Italian GAAP or other applicable accounting standards, or (F) acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof not disproportionately affecting the Company, or (ii) any national or international political conditions; provided that such changes, effects, events, occurrences or developments do not affect the Company on a basis or in a manner that is disproportionately adverse to the Company in comparison to other companies that conduct business in the industries in which the Company operates.

“Material Contract” has the meaning set forth in Section 3.12(a).

“Materiality Qualifiers” has the meaning set forth Section 7.2(e).

“Net Financial Position” means an amount derived from the calculation set forth on Exhibit E and comprising only the book accounts of the Company set forth therein.

“New Lease Agreement” has the meaning set forth in Section 2.2(a)(v).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, or (c) any Reciprocal License, in each case whether or not Source Code is available under such license.

“Order” means any order, settlement, writ, judgment, ruling, decree, injunction, stipulation, consent, approval, authorization, award (including arbitration award) or similar action of any Governmental Authority.

“Organizational Documents” of any Person means the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs or the rights or obligations of the holders of the Equity Interests thereof (including any certificate of formation, certificate of incorporation or other incorporation or formation document, any charters or bylaws, constitution, memorandum and articles of association, other organizational documents, and any operating agreements, partnership agreements, shareholders’ agreement, investor rights agreement, voting agreement, co-sale agreement, registration rights agreement, drag-along agreement, right of first refusal agreement or other similar documents).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Parking Lot Side Letter” has the meaning set forth in Section 2.2(a)(vi).

“Party” has the meaning set forth in the Recitals to this Agreement.

“Permits” means permits (including occupancy permits), licenses, approvals, certificates, certifications, registrations, qualifications, designations, exemptions, accreditations, orders, franchises, consents, approvals, permissions, authorizations and other similar rights and privileges of or from any Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens (A) for Taxes not yet due and payable, or the validity or amount of which are being contested in good faith by appropriate Legal Proceedings, and (B) for which adequate reserves have been established on the Interim Financial Statements in accordance with Italian GAAP; and (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business (A) that are securing sums that are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate Legal Proceedings, and (B) for which adequate reserves have been established on the Interim Financial Statements in accordance with Italian GAAP; provided in each case of foregoing clauses (i) and (ii), the applicable liens do not otherwise constitute a breach of or an event of default under any Lease Agreement or other Contract.

“Permitted Leakage” means (a) any director or officer fees or director or officer expense reimbursement for the benefit of a Related Party in amounts and frequency consistent with past practice and any exculpation, indemnification, expenses reimbursement or advancement rights that any Related Party has under any existing indemnification or other agreements in effect as of February 29, 2024 with the Company or any of its Affiliates; (b) any payment to a Related Party in respect of salary or other ordinary course compensation, reimbursement or advancement of expenses, or employee benefits due to a Related Party in his or her capacity as an director, officer, employee or other service provider of the Company, in each case, in the ordinary course of business; (c) any payment made to the Lessor under the Existing Lease Agreement; (d) the Arigossi CEO Severance Payment; and (e) any amount in respect of Taxes in respect of any of the matters referred to in paragraphs (a) through (d).

“Person” or “person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, association, limited liability company, trust, estate, unincorporated organization, Governmental Authority, or other entity, enterprise, association, organization, or group in any jurisdiction.

“Personal Information” means such term or like terms set forth in any Privacy Law that describes, covers or defines data that identifies or can be used to identify individuals or that is otherwise regulated, protected or covered by any Privacy Law.

“Pre-Closing Tax Period” means the taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proposal” has the meaning set forth in Section 5.2(a).

“Public Notary” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchase Transaction” has the meaning set forth in the Recitals to this Agreement.

“Purchased Shares” has the meaning set forth in the Recitals to this Agreement.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software used in connection with such item of Software; (b) a requirement that any other licensee of such item of Software be permitted to access the Source Code of, modify, make derivative works of, or reverse-engineer any other Software used in connection with such item of Software; (c) a requirement that any other Software used in connection with such item of Software be redistributable by other licensees; or (d) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Registered Intellectual Property” has the meaning set forth in Section 3.11(a).

“Related Party” means: (i) any Seller, (ii) the Company, (iii) any director, manager, officer, trustee, beneficiary or equityholder of any Seller, (iv) any director, manager, or officer of the Company (v) any Close Family Member of any individual described in foregoing clauses (i), (iii) or (iv), and (v) any Affiliate of the foregoing Persons.

“Remediation” (or “Remediated” as the context requires) means any investigation, cleanup, removal, treatment, remedial or preventative action, remediation, monitoring, closure, abatement, and/or all other response actions or corrective actions with respect to Hazardous Substances.

“Restricted Legend Removal Request” has the meaning set forth in Section 5.6.

“Restricted Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

“Rule” has the meaning set forth in Section 3.27.

“Sanctioned Country” means any country or territory that is the subject or target of Sanctions.

“Sanctions” means sanctions administered or enforced by any Governmental Authority, including but not limited to the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or any other relevant sanctions authority.

“Schedules” means any schedules attached hereto and delivered in connection herewith.

“SEC Reports” has the meaning set forth in Section 4.5(a).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” means the Exchange Act, the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” means, collectively, the representations and warranties in Section 3.1 (Organization), Sections 3.2 (Authority), Section 3.3(c) (Capitalization; Title to Equity Interests), Section 3.5 (Subsidiaries) and Section 3.21 (Brokers).

“Seller Guarantee Replacement Costs” has the meaning set forth in Section 5.5.

“Seller Guarantees” means any guarantees (including under any Contract, debt instrument, letter of credit, lease or Permit), covenants, indemnities, letters of credit, undertakings and similar credit assurances (including any collateral, indemnity or other agreements associated therewith) provided by, on behalf of or for the account of the Seller Guarantors in connection with the Company, ATES, the Business or any of the properties or assets thereof, including under any Contracts governing indebtedness of the Company, a list of which is set forth in Schedule 5.5.

“Seller Guarantors” has the meaning set forth in Section 5.5.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Seller Indemnified Taxes” means any and all United States federal, state, local or Italian taxes incurred by any Seller Indemnified Party resulting from any Code section 338(g) election made by Buyer with attendant deemed asset sale to the extent such taxes exceed the aggregate amount of U.S. federal, state, local and any other Taxes that would have been incurred by the Sellers with respect to the disposition of their Company Shares pursuant to this Agreement assuming a Section 338(g) election was not made.

“Seller Releasing Parties” has the meaning set forth in Section 5.2(b).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Significant Customers” has the meaning set forth in Section 3.22.

“Significant Supplier” has the meaning set forth in Section 3.25.

“Social Media Accounts” means all social media accounts and identifiers (such as a Twitter handle) including pages and profiles on social networks, blogs, virtual worlds, online video postings, and online message boards.

“Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form, together (in each case) with all (i) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and derivative works of, to or based on any of the foregoing, (ii) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing are recorded, and (iii) copies and tangible embodiments of any of the foregoing in any form or media.

“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures and other information that describe the foregoing.

“Specified Cap” has the meaning set forth in Section 7.2(c)(iv).

“Standard Warranties” has the meaning set forth in Section 3.26(a).

“Straddle Period” has the meaning set forth in Section 6.1.

“Subgrade Infrastructure” has the meaning set forth in Section 3.15(d).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a)  50% or more of the total voting power of shares of capital stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof, or (b)  50% or more of the ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have 50% or more ownership interest in a corporation, partnership, association or other business entity if such Person or Persons shall be allocated 50% or more of the gains or losses of such corporation, partnership, association or other business entity or shall be or control the managing director or general partner of such corporation, partnership, association or other business entity.

“Survival Date” means, with respect to any representation, warranty, covenant or agreement in this Agreement, the date on which the survival period for such representation, warranty, covenant or agreement expires pursuant to Section 7.1.

“Tangible Assets” has the meaning set forth in Section 3.8(b).

“Tax” any national, provincial or local direct or indirect taxes, duties or charges (including but not limited to any income tax, turnover, trade, net worth, enterprise, capital investment, registration, withholding tax, payroll, social security, capital gains tax, value-added tax, sales tax, property tax, financial transaction, digital services, cryptocurrency, gift tax, estate tax, “IVA,” excise duties, custom duties, “IRES”, “IMU”, “IRES”, “I.R.A.P.”, “tassa di registro”, “imposte ipotecarie e catastali”, “imposta di bollo” “imposta sostitutiva”) any other tax duties, and any related charge or amount, including any fine, penalty, interest, or addition to any tax, imposed, assessed, or collected by any Governmental Authority or by any public person/entity or payable to any Governmental Authority or to any public person/entity.

“Tax Cap” has the meaning set forth in Section 7.2(c)(iv).

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Preference” or “Tax Preferences” means any Tax holiday, concession, exemption, incentive, credit, rebate or agreement (including any agreement for the deferred payment of any Tax liability) with any Governmental Authority.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, election, or designation or any amended return) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by the Company or the administration of any Laws, regulations, or administrative requirements relating to any such Tax, including any schedule or attachment thereto and any amendments thereof.

“Taxing Authority” shall mean, collectively, the Italian Tax Agency, and any other Governmental Authority or any subdivision, agency, commission or authority thereof, having or purporting to have jurisdiction over the assessment, determination, collection or other imposition of Taxes or any other authority exercising Tax regulatory authority.

“Territory” has the meaning set forth in Section 5.1(b).

“Third Party Claim” has the meaning set forth in Section 7.2(g)(i).

“U.S. GAAP” means, collectively, United States generally accepted accounting principles as consistently applied throughout the relevant periods.

“Upward Adjustment Amount” has the meaning set forth in Section 0.

“Virtual Data Room” has the meaning set forth in Section 8.1(a).

“Working Capital” means an amount derived from the calculation set forth on Exhibit E and comprising only the book accounts of the Company set forth therein.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Purchase Agreement to be executed on his or its behalf as of the date first above written.

inTEST Italy, Inc.

By: _/s/ Richard N. Grant, Jr.____________________
         Name: Richard N. Grant, Jr.
         Title: President and Chief Executive Officer

inTEST Corporation

By: __ Richard N. Grant, Jr.___________________
         Name: Richard N. Grant
         Title: President and Chief Executive Officer

Elettra S.S. By: _/s/ Mauro Arigossi______________________ Name: Mauro Arigossi Title:
_/s/ Mauro Arigossi____________________ Mauro Arigossi, individually

[Signature page to Stock Purchase Agreement]